As filed with the Securities and Exchange Commission on ___________________, 2012
Registration No. ______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Heavy Earth Resources, Inc.
(Exact name of registrant as specified in its charter)

Florida	1311	75-3160134
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
625 Second Street, #280 San Francisco, California 94107 Tel: (415) 813-5079

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Grant Draper
625 Second Street, #280
San Francisco, California 94107
Tel: (415) 813-5079
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Michael J. Muellerleile, Esq.
M2 Law Professional Corporation
500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Tel:  (949) 706-1470/Fax: (949) 706-1475

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Small reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (7)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share, to be sold by selling shareholders.	10,157,373 (2)	$0.65	$6,602,292.45	$900.55
Common stock, $.001 par value per share, issuable upon exercise of warrants issued to investors with an exercise price of $1.25	270,833 (3)	$0.65	$176,041.45	$24.01
Common stock, $.001 par value per share, issuable upon conversion of convertible debentures issued to investors with a conversion price of $0.60	1,666,667 (4)	$0.65	$1,083,333.55	$147.77
Common Stock, $0.001 par value per share issuable as interest due on convertible debentures	900,000 (5)	$0.65	$585,000.00	$79.79
Common stock, $.001 par value per share, issuable upon exercise of warrants issued to investors with an exercise price of $0.85	1,666,667 (6)	$0.65	$1,083,333.55	$147.77
Total	14,661,540		$9,530,001.00	$1,299.89

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock to be issued as the result of stock splits, stock dividends and similar transactions.

(2)	Represents shares of common stock offered by selling shareholders.
(3)	Represents shares of common stock that are issuable upon the exercise of common stock purchase warrants held by selling shareholders at an exercise price of $1.25 per share (the “First Warrants”).
(4)	Represents shares of common stock that are issuable upon the conversion of senior convertible debentures held by selling shareholders at a conversion price of $0.60 per share (the “Debentures”).
(5)
Represents a good faith estimate of the maximum number of shares of our $.001 par value common stock that may be issuable in the future if we elect to pay all interest due under the terms of the Debentures in shares of common stock.  Under the terms of the Debentures, we may elect to pay, in lieu of paying accrued interest in cash, accrued interest on the convertible debentures by delivering by each interest payment date a number of registered shares equal to the quotient obtained by dividing the amount of such interest by the lesser of (a) the conversion price or (b) 85% of the lesser of (i) the average of the volume weighted average price for the 10 consecutive trading days on the trading day immediately prior to the applicable interest payment date, or (ii) the average of the volume weighted average price for the 10 consecutive trading days ending on the trading day that is immediately prior to the date the applicable interest conversion shares are issued and delivered if such delivery is after the interest payment date. We cannot predict the actual number of shares of common stock that will be issued as payment of interest, in part, because, among other things, the market price of the common stock will fluctuate based, among other things, on prevailing market conditions and we have not determined whether or not we will pay the interest due upon the Debentures in shares of our common stock. Nonetheless, we have estimated the number of shares of common stock that may be issuable in the future as payment of interest in common stock by dividing the total interest payable due under the convertible notes assuming no default by $0.50.  In the event that additional shares are required to be issued to cover interest payments in excess of such upper limit of our good faith estimate, such additional shares will be registered on a new registration statement.

(6)	Represents shares of common stock that are issuable upon the exercise of common stock purchase warrants held by selling shareholders at an exercise price of $0.85 per share (the “Second Warrants”).
(7)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).  The proposed maximum offering price per share is based upon the average bid and asked price as reported by the OTCQB on October 10, 2012 (within 5 business days prior to filing this registration statement).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

Subject to completion, _________, 2012

Preliminary Prospectus

HEAVY EARTH RESOURCES, INC.

14,661,540 Shares of Common Stock

The selling stockholders identified in this prospectus are offering 14,661,540 shares of our common stock which includes:  (i) 10,157,373 shares of our common stock held by the selling shareholders, (ii) 270,833 shares of common stock issuable upon the exercise of warrants with an exercise price of $1.25 per share, (iii) 1,666,667 shares of common stock issuable upon the conversion of senior convertible debentures with a conversion price of $0.60 per share , (iv) 900,000 shares of common stock issuable as interest due on the senior convertible debentures, and (v) 1,666,667 shares of common stock issuable upon the exercise of warrants with an exercise price of $0.85 per share.  Our common stock is currently quoted on the OTCQB under the symbol “HEVI.”  The last reported sales price of our common stock on the OTCQB on October 10, 2012, was $0.65 per share.

The selling stockholders may offer the shares of our common stock for resale on the OTCQB, in isolated transactions, or in a combination of such methods of sale.  They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors, or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933.  There will be no underwriter’s discounts or commissions, except for the charges to a selling stockholder for sales through a broker-dealer.  All net proceeds from a sale will go to the selling stockholder and not to us.  We will pay the expenses of registering these shares.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on Page 6 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2012.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

As used in this prospectus, unless otherwise indicated, the terms “Registrant,” “Heavy Earth,” “Company,” “we,” “us” and similar terms refer to Heavy Earth Resources, Inc., a Florida corporation and its wholly-owned subsidiary, Deep Core Inc., a Cayman Islands exempt company (“Deep Core”), and Deep Core’s majority owned subsidiaries, DCX S.A.S., a Colombia simplified shares corporation (“DCX”), and Deep Core (Barbados) Inc., a Barbados corporation (“Deep Core Barbados”).

       PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus.

Business

We are an independent exploration stage company engaged in the exploration, development and production of oil and natural gas properties primarily in Central and South America through our subsidiaries. Through our subsidiaries, we are actively exploring our oil and gas properties consisting of a 50% participating interest in the Morichito Block of the Los Llanos Basin of Colombia (“Morichito Block”) and a 25% participating interest in the La Maye Block located in Lower Magdalena Basin of Colombia (“La Maye Block”). We currently devote a significant portion of our operations to the exploration and development of the Morichito Block.

Company History

Heavy Earth was incorporated in the State of Florida on June 25, 2004 as Swinging Pig Productions, Inc. We were previously a development stage company formed for purposes of developing, producing and marketing feature-length motion pictures. On May 12, 2011, our management changed and we entered into the oil and gas business to engage in the exploration, development, and production of oil and gas properties primarily in Central and South America.  On October 13, 2011, we changed our name to Heavy Earth Resources, Inc.

On May 3, 2012, we entered into and closed a Share Exchange Agreement with Deep Core and the sole shareholder of Deep Core pursuant to which we issued 8,824,042 shares of common stock in exchange for all outstanding securities of Deep Core. Deep Core was incorporated in the Cayman Islands on March 29, 2011.

Prior to our acquisition of Deep Core, Deep Core purchased 99.68% of issued and outstanding common stock of DCX (formerly known as Petropuli SAS) for $1,750,000, the assumption of current and contingent liabilities and certain other terms and conditions.  DCX was incorporated in Colombia on May 4, 1999.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus.  We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

We are deemed a continuation of the business of Deep Core and its subsidiary, DCX as a result of our acquisition of Deep Core and Deep Core acquisition of DCX (as further described in this prospectus.)  For accounting purposes, Deep Core (the legal acquirer) is deemed to be the accounting acquiree and DCX (the legal acquire) is considered the accounting acquirer.  The assets and liabilities were transferred at DCX’s historical cost with our capital structure and the historical financial statements of DCX became our historical financial statements.

Statements of Operations	For six months ended June 30, 2012	For Deep Core’s period from inception (March 29, 2011) through December 31, 2011		For DCX’s year ended December 31, 2011		For DCX’s year ended December 31, 2010
		$		$		$
Revenue	-		-		-	-
Total Operating Expenses	616,362		55,600		891,705	371,791
Other Income (Expense) (net)	(64,617)		-		(256,312)	19,854
Net Income (Loss)	(680,979)		(55,600)		(1,151,386)	(351,937)
Net Loss Per Share	(0.01)		(556.00)		(0.37)	(0.11_)

Balance Sheets	June 30, 2012	December 31, 2011		December 31, 2011		December 31, 2010
	$	$		$		$
Total Assets	20,990,728		805,204		12,649,143	7,304,476
Total Liabilities	8,076,022		800,000		8,519,643	2,200,397
Stockholders' Equity (Deficit)	12,914,706		5,204		4,129,500	5,104,079

The Offering:

Common stock offered by selling stockholders
The selling shareholders wish to sell up to 14,661,540 shares of our common stock, which includes: (i) 10,157,373 shares of our common stock, (ii) 270,833 shares issuable upon the exercise of the First Warrants held by selling shareholders, (iii) 1,666,667 shares issuable upon the conversion of Debentures held by selling shareholders, (iv) 900,000 shares issuable as interest due on the Debentures, and (v) 1,666,667 shares issuable upon the exercise of Second Warrants held by selling shareholders.  All of these shares of our common stock are being offered for resale by the selling shareholders.

Offering Price
The selling shareholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders, except the proceeds, if any, from the exercise of First Warrants and Second Warrants held by selling shareholders, which could total $1,755,208.20.

Trading	Our common stock is traded on the OTCQB under the symbol “HEVI.”

RISK FACTORS

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

We will need to raise additional capital to fund our operations. Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.

To continue operations, we need to raise additional funds. We do not know if we will be able to acquire additional financing. We anticipate that we will need to spend significant funds on our new business. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our operations. If we are not able to raise additional capital or generate revenues that cover our estimated operating costs, our business may ultimately fail.

We have a limited operating history or revenue and minimal assets.

We began operating in the oil and gas business in May 2012.  Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations.   As of the date of this prospectus, we have received no revenues and have not earned a profit from operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future.

As of June 30, 2012, our net loss since inception was $3,723,061. We expect to incur operating and capital expenditures for the next year and, as a result, we expect significant net losses in the future. We may not be able to generate sufficient revenues to achieve profitable operations.

Because we are an exploration stage company, we have no revenues to sustain our operations.

We are an exploration stage company that is currently developing our business. To date, we have not generated any revenues, and we cannot guaranty that any will be generated. We are not able to predict whether we will be able to develop and exploit our oil and gas interests and generate revenues. If we are not able to complete the successful development of our business, generate significant revenues and attain sustainable profitable operations, then our business will fail.

We will need additional financing to execute our business plan.

We do not have any revenues from our current operations. We will need substantial additional funds to:

•	effectuate our business plan;
•	fund the acquisition, exploration, development and production of oil and natural gas in the future;
•	fund future drilling programs; and
•	hire and retain key employees.

We may seek additional funds through public or private equity or debt financing, via strategic transactions, and/or from other sources. We cannot guarantee that future funding will be available on favorable terms or at all. If additional funding is not obtained, we may need to reduce, defer or cancel drilling programs, planned initiatives, or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their report dated March 1, 2012, our current independent registered public accounting firm stated that our financial statements for the year ended December 31, 2011, were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our lack of producing assets and our ability to obtain sufficient working capital to fund future operations. If we are unable to raise additional capital, our efforts to continue as a going concern may not prove successful.

Oil and natural gas exploration and development activities are subject to many risks which may affect our ability to obtain any level of commercial success.

Oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may negatively affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to negatively affect revenue and cash flow levels to varying degrees.

Our commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves.

Without the continual addition of new reserves, any existing reserves and the production therefrom will decline over time as such existing reserves are depleted. A future increase in our reserves will depend not only on our ability to explore and develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. We cannot guaranty that we will be able to continue to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations economically disadvantageous. We cannot guaranty that commercial quantities of oil will be discovered or acquired by us.

Our oil and gas operations are subject to operating hazards that may increase our operating costs to prevent such hazards, or may materially affect our operating results if any of such hazards were to occur.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, unplanned gas releases and spills, each of which could result in substantial damage to our wells, production facilities, other property and the environment or in personal injury. Oil and gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into hydrocarbon producing formations. Losses resulting from the occurrence of any of these risks could negatively affect our results of operations, liquidity and financial condition.

Our exploration and development activities will depend in part on the evaluation of data obtained through geophysical testing and geological analysis, as well as test drilling activity.

The results of geophysical testing and geological analysis are subjective, and we cannot guaranty that the exploration and development activities we conduct based on positive analysis will produce oil or gas in commercial quantities or costs. As we perform developmental and exploratory activities, further data required for evaluation of our oil and gas interests will become available. The exploration and development activities that will be undertaken by us are subject to greater risks than those associated with the acquisition and ownership of producing properties. The drilling of development wells, although generally consisting of drilling to reservoirs believed to be productive, may result in dry holes or a failure to produce oil or gas in commercial quantities. Moreover, any drilling of exploratory wells is subject to significant risk of dry holes.

If we are unable to successfully compete with the large number of oil and natural gas producers in our industry, we may not be able to achieve profitable operations.

Oil and natural gas exploration is intensely competitive in all its phases and involves a high degree of risk. We compete with numerous other participants in the search for and the acquisition of oil and natural gas properties and in the marketing of oil and natural gas. Our competitors include energy companies that have substantially greater financial resources, staff and facilities than us. Our ability to establish additional reserves in the future will depend not only on our ability to explore and develop our existing properties, but also on our ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery. Competition may also be presented by alternate fuel sources.

As many of our properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and are without proven reserves of oil and gas. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. We may not establish commercial discoveries on any of our properties.

Our operations in Colombia are subject to risks relating to political and economic instability.

We currently have interests in oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

A 40-year armed conflict between government forces and anti-government insurgent groups and illegal paramilitary groups—both funded by the drug trade—continues in Colombia. Insurgents continue to attack civilians and violent guerilla activity continues in many parts of the country. While our operators take measures to protect our assets, operations and personnel from guerilla activity, continuing attempts to reduce or prevent guerilla activity may not be successful and guerilla activity may disrupt our operations in the future. There can also be no assurance that we can maintain the safety of our operations and personnel in Colombia or that this violence will not affect our operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to us.

Additionally, Colombia is among several nations whose eligibility to receive foreign aid from the United States is dependent on its progress in stemming the production and transit of illegal drugs, which is subject to an annual review by the President of the United States. Although Colombia is currently eligible for such aid, Colombia may not remain eligible in the future. A finding by the President that Colombia has failed demonstrably to meet its obligations under international counter-narcotics agreements may result in any of the following:

●	all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;
●	the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;
●	United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes; and
●	the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian National Hydrocarbons Agency (“ANH”) and the Colombian government’s ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations. Any sanctions imposed on Colombia by the United States government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss and a decrease in the price of our common stock. The United States may impose sanctions on Colombia in the future, and we cannot predict the effect in Colombia that these sanctions might cause.

Our operations will be subject to environmental and other government laws and regulations that are costly and could potentially subject us to substantial liabilities.

Crude oil and natural gas exploration and production operations in Colombia are subject to extensive laws and regulations. Oil and gas companies are subject to laws and regulations addressing, among others, land use and lease permit restrictions, bonding and other financial assurance related to drilling and production activities, spacing of wells, unitization and pooling of properties, environmental and safety matters, plugging and abandonment of wells and associated infrastructure after production has ceased, operational reporting and taxation. Failure to comply with such laws and regulations can subject us to governmental sanctions, such as fines and penalties, as well as potential liability for personal injuries and property and natural resources damages. We may be required to make significant expenditures to comply with the requirements of these laws and regulations, and future laws or regulations, or any adverse change in the interpretation of existing laws and regulations, could increase such compliance costs. Regulatory requirements and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.

Our oil and gas operations are subject to stringent laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

●	require the acquisition of authorizations, approvals and permits before drilling commences;
●	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
●	impose substantial liabilities for pollution resulting from operations.

Failure to comply with these laws and regulations may result in:

●	the imposition of administrative, civil and/or criminal penalties;
●	incurring investigatory or remedial obligations; and
●	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Although we intend to be in compliance in all material respects with all applicable environmental laws and regulations, we cannot assure you that we will be able to comply with existing or new regulations. In addition, the risk of accidental spills, leakages or other circumstances could expose us to extensive liability.

We are unable to predict the effect of additional environmental laws and regulations that may be adopted in the future, including whether any such laws or regulations would materially adversely increase our cost of doing business or affect operations in any area.

Under certain environmental laws that impose strict, joint and several liability, we may be required to remediate our contaminated properties regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were or were not in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property may result from environmental and other impacts of our operations. Moreover, new or modified environmental, health or safety laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. Therefore, the costs to comply with environmental, health or safety laws or regulations or the liabilities incurred in connection with them could significantly and adversely affect our business, financial condition or results of operations. In addition, many countries have agreed to regulate emissions of “greenhouse gases.” Methane, a primary component of natural gas, and carbon dioxide, a byproduct of burning of natural gas and oil, are greenhouse gases. Regulation of greenhouse gases could adversely impact some of our operations and demand for some of our services or products in the future.

Our executive officers do not have extensive experience in oil and gas operations in Colombia which could impair our ability to comply with Colombia’s legal and regulatory requirements.

Although key personnel of our subsidiaries have oil and gas operational experience in Colombia, our executive officers have had limited oil and gas operational experience in Colombia which may impair our ability to comply with legal and regulatory requirements in Colombia. Our executive officers may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by Colombia’s laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our executive officers are not physically located in Colombia which could impair our ability to effectively manage our operations in Colombia and, as a result, harm our operating results.

Our executive officers reside in the United States and may be unable to effectively oversee the day-to-day management of our foreign subsidiaries and operations in Colombia and timely respond to any emergencies or issues that may arise in Colombia.  The inability or our failure to effectively and efficiently manage our operations in Colombia could have a negative impact on our business and adversely affect our operating results.

Colombia’s legal system may not provide for effective legal redress for foreign entities such as us.

As a civil law jurisdiction Colombia has a legal system which is different from the common law jurisdictions of the United States. Standard legal practices in civil law jurisdictions may result in risks such as (i) a higher degree of discretion on the part of governmental authorities; (ii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations, particularly where those rules and regulations are the result of recent legislative changes or have been recently adopted; (iii) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and (iv) relative inexperience of the judiciary and courts in such matters. In the case of foreign entities such as us doing business in a civil law jurisdiction such as Colombia, effective legal redress in the courts of these countries, whether in respect of a breach of law or regulation or in an ownership dispute, may be more difficult to obtain. As well, legislation and regulations may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by changes in governments, the actions of government authorities or others, or the effectiveness and enforcement of such arrangements. It may not be possible to effect service of process upon us or our officers or directors or enforce court judgments against us.

Although we are subject to state and federal laws, we carry on all of our material operations in Colombia.  Accordingly, we are subject to the legal systems and regulatory requirements of a number of jurisdictions with a variety of requirements and implications for our shareholders. Exploration and development activities outside the United States may require protracted negotiations with host governments, regulatory bodies and other third parties. If a dispute arises with foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States.

The condition of infrastructure and equipment in Colombia may disrupt our operations.

The physical infrastructure of Colombia has not been adequately funded and maintained. Particularly affected are the road networks, power generation and transmission, communication systems and building stock. The poor state of certain physical infrastructure could disrupt the transportation of goods, supplies and production and, accordingly, may add to the costs of doing business in these countries. Such additional costs or business interruption could materially adversely affect the timing of our plans and our business, financial condition, results of operations, and the value of our common stock. Colombia has limited refinery and pipeline capacity and may be insufficient to accommodate our production in the event of an oil discovery. If drilling activities increase in Colombia generally, shortage of drilling and completion rigs, field equipment and qualified personnel could develop. From time to time, associated costs have sharply increased in various areas around the world and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn negatively impact our operating results.

Our 25% participating interest in the La Maye Block in Colombia is subject to control by operators which may carry out transactions affecting our Colombian assets and operations without our consent.

Our participating interest in the La Maye Block in Colombia is subject to a substantial degree of control by the operator of the La Maye Block, which according to the ANH owns a 75% interest in the La Maye Block. The operator of the La Maye Block may sell their interests in the La Maye Block in the future and, as the operator, may determine that temporary shut-ins from production may be required. Our management intends to closely monitor the nature and progress of future transactions by the operator of the La Maye Block in order to protect our interests. However, we have no effective ability to alter or prevent a transaction and are unable to predict whether or not any such transactions will in fact occur or the nature or timing of any such transaction. As a result, our financial results in the La Maye Block are directly affected by the independent strategies and decisions of the operator of the La Maye Block.

Our ability to successfully market and sell oil and natural gas is subject to a number of factors that are beyond our control, and that may adversely impact our ability to produce and sell hydrocarbons, or to achieve profitability.

The marketability and price of oil and natural gas that may be acquired or discovered by us will be affected by numerous factors beyond our control. Our ability to market our oil and natural gas may depend upon our ability to acquire space on pipelines that deliver hydrocarbons to commercial markets. We may be affected by deliverability uncertainties related to the proximity of our reserves to pipelines and processing facilities, by operational problems with such pipelines and facilities, and by government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and gas and by many other aspects of the oil and gas business.

Our revenues, profitability and future growth and the carrying value of our oil and gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on our borrowing capacity, revenues, profitability and cash flows from operations.

Volatile commodity prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

We cannot guarantee that title to our properties does not contain a defect that may materially affect our interest in those properties.

It is our practice in acquiring significant oil and gas leases or interest in oil and gas leases to retain lawyers to fully examine the title to the interest under the lease. In the case of minor acquisitions, we rely upon the judgment of oil lease brokers or land men who do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the energy industry. Nevertheless, there may be title defects which affect lands comprising a portion of our properties which may adversely affect us.

Our properties are held in the form of participating interests in exploration and production contracts and operating agreements. If the specific requirements of such contracts and agreements are not met, the instrument may terminate or expire.

All of our properties are held under participating interests in oil and gas exploration and production contracts and operating agreements. If we fail to meet the specific requirements of each contract or agreement, especially future drilling and production requirements, the contract or agreement may be terminated or otherwise expire. We cannot be assured that we will be able to meet our obligations under each contract and agreement. The termination or expiration of our participating interests relating to any contract or agreement would harm our business, financial condition and results of operations.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas in the future and for future drilling programs. If we have insufficient revenues, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing, or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects.

Additional capital may be costly or difficult to obtain.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms or at all, especially in light of the recent downturn in the economy and dislocations in the credit and capital markets. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business. We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Because we are small and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

We have a small asset base and limited access to additional capital. Accordingly, we must limit our exploration activity. As such, we may not be able to complete an exploration program that is as thorough as our management would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and investors may lose their investment.

Our insurance may be inadequate to cover liabilities we may incur.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, sour gas releases, and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or in personal injury as well as general risks and hazards, including labor unrest, civil disorder, war, acts of terrorism, subversive activities or sabotage, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions. Although we have obtained insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not in all circumstances be insurable or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our business, financial condition, results of operations, and the value of our common stock.

Foreign currency exchange rate fluctuations may affect our financial results.

We expect to sell any future oil and natural gas production under agreements that will be denominated in United States dollars and foreign currencies. Many of the operational and other expenses we incur will be paid in the local currency of the country, mainly Colombia, where we perform our operations. As a result, fluctuations in the United States dollar against the Colombian peso and local currencies in jurisdictions where we operate could result in unanticipated and material fluctuations in our financial results. Local operations may require funding that exceeds operating cash flow and there may be restrictions on expatriating proceeds and/or adverse tax consequences associated with such funding.

We may not be able to repatriate our revenues from foreign subsidiaries.

We will be conducting all of our operations in Central and South America through our foreign subsidiaries. Therefore, we will be dependent on the cash flows of those subsidiaries to meet our obligations. Our ability to receive such cash flows may be constrained by taxation levels in the jurisdictions where our subsidiaries operate and by the introduction of exchange controls and/or repatriation restrictions in the jurisdictions where we intend to operate. Currently there are no such restrictions in Colombia on local revenues of foreign entities, but we cannot assure you that exchange or repatriation restrictions will not be imposed in the future.

Estimates of oil and gas reserves are uncertain.

The process of estimating oil and gas reserves is complex and requires significant judgment in the evaluation of available geological, engineering and economic data for each reservoir, particularly for new discoveries. Because of the high degree of judgment involved, different reserve engineers may develop different estimates of reserve quantities and related revenue based on the same data. In addition, the reserve estimates for a given reservoir may change substantially over time as a result of several factors including additional development activity, the viability of production under varying economic conditions and variations in production levels and associated costs. Consequently, material revisions to our future reserve estimates may occur as a result of changes in any of these factors. Such revisions to reserves could have a material adverse effect on our future estimates of future net revenue, as well as our financial condition and profitability.

Discoveries or acquisitions of additional reserves will be needed to avoid a material decline in future reserves and production.

The production rates from oil and gas properties generally decline as reserves are depleted, while related per unit production costs generally increase, due to decreasing reservoir pressures and other factors. Therefore, we anticipate our future estimated proved reserves and future oil and gas production will decline materially as future reserves are produced unless we conduct successful exploration and development activities or, unless we identify additional producing zones in existing wells, secondary or tertiary recovery techniques, or acquire additional properties containing proved reserves. Consequently, our future oil, gas and natural gas liquid production and related per unit production costs will be highly dependent upon our level of success in finding or acquiring additional reserves.

Future exploration and drilling results are uncertain and involve substantial costs.

Substantial costs are often required to locate and acquire properties and drill exploratory wells. Such activities are subject to numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The costs of drilling and completing wells are often uncertain. In addition, oil and gas properties can become damaged or drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

●	unexpected drilling conditions;
●	pressure or irregularities in reservoir formations;
●	equipment failures or accidents;
●	fires, explosions, blowouts and surface cratering;
●	adverse weather conditions;
●	lack of access to pipelines or other transportation methods;
●	environmental hazards or liabilities; and
●	shortages or delays in the availability of services or delivery of equipment.

A significant occurrence of one of these factors could result in a partial or total loss of our future investment in a particular property. In addition, drilling activities may not be successful in establishing proved reserves. Such a failure could have an adverse effect on our future results of operations and financial condition. While both exploratory and developmental drilling activities involve these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Failure to generate revenues from our properties and other interests could hinder our ability to expand and to continue our current operations.

Unless we generate revenues from our properties in Colombia, or obtain additional funding, we may not be able to implement our business plan, or continue or expand our current operations. We estimated that our available cash is not sufficient for us to continue and expand our current operations for the next twelve months. Therefore, failure to generate revenues from our properties and other interests and failure to obtain additional funding could deter our ability to continue our existing operations.

Current global financial conditions have been characterized by increased volatility which could negatively impact on our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

The potential profitability of oil and gas properties depends upon factors beyond our control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Our officers and directors are engaged in other activities that could have conflicts with our business interests, which means our business may suffer if our officers and directors do not devote sufficient time to our operations or place their interests in other endeavors above our interests.

The potential for conflicts of interest exists among us and affiliated persons for future business opportunities that may not be presented to us. Our officers and directors may engage in other activities. Our officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved. We do not currently have employment contracts with our officers, nor are we able to pay them any compensation at our current and foreseeable levels of operations. Should Mr. Draper and Mr. Ives decide to devote less time to our operations, our business may fail.

Our executive officers have limited experience in the oil and gas industry.

Grant Draper, our President and Chief Executive Officer and Anthony Ives, our Chief Operations Officer and Chief Financial Officer, have limited experience in the oil and gas industry.  We are unable to predict whether we will be able to succeed in our business because of our officers’ lack of experience in the oil and gas industry and we cannot be certain that our business will be successful based on our officers’ industry experience.  Grant Draper has more than 13 years of experience in the management of public companies and participation in financial transactions, having previously served as a managing director with FTI Consulting Inc., a global business advisory firm, as the president and chief operating officer of The Element Agency Inc. and Affirm Americas Strategic Communications Inc. in New York City and as a Member of Thorium One’s Advisory Board.  Anthony Ives has more than 20 years of investment experience in the capital markets, including Merrill Lynch, the City of Sacramento’s Treasurers’ Office, the California State Public Employees' Retirement System (CalPERS), the nation’s largest public pension fund firm, and mutual fund Jurika & Voyles. Mr. Ives served as the Chief Financial Officer of Banneker Ventures in Washington, D.C. and is the founder of the nonprofit Grupo de Apoyo al Desarrollo (GAD) in Honduras.

The loss or unavailability of our key personnel for an extended period of time could adversely affect our business operations and prospects.

Our success depends in large measure on certain key personnel, including Grant Draper, our President and Chief Executive Officer, and Anthony Ives, our Chief Operations Officer and Chief Financial Officer. The loss of the services of both of these officers could significantly hinder our operations. Although we are looking into acquiring key person insurance, we do not currently have such insurance in effect for Mr. Draper or Mr. Ives. In addition, the competition for qualified personnel in the oil and gas industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business.

We depend on the services of third parties for material aspects of our operations, including drilling operators, and accordingly if we cannot obtain certain third party services, we may not be able to operate.

We rely on third parties to operate some of the assets in which we possess an interest. The success of our operations, whether considered on the basis of drilling operations or production operations, will depend largely on whether the operator of the property properly fulfills their obligations. As a result, our ability to exercise influence over the operation of these assets or their associated costs may be limited. Our performance will therefore depend upon a number of factors that may be outside of our full control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology, and risk management practices. The failure of third party operators and their contractors to perform their services in a proper manner could adversely affect our operations.

Risks Related to our Common Stock:

We are subject to the reporting requirements of federal securities laws, which is expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders causes our expenses to be higher than they would be if we remained a privately-held company.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.

We are a reporting company with the SEC and therefore must comply with Sarbanes-Oxley Act and SEC rules concerning internal controls. It is time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. In order to expand our operations, we will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.

Failure to maintain the adequacy of our internal controls could impair our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act, which could cause our stock price to decrease substantially.

We have committed limited personnel and resources to the development of the external reporting and compliance obligations that are required of a public company. We have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with being a public company. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems, or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTCQB, where our shares of common stock will be quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

●	variations in our operating results;
●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
●	changes in operating and stock price performance of other companies in our industry;
●	additions or departures of key personnel; and
●	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock may be particularly volatile given our status as a relatively small company and lack of significant revenues that could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firm or investors in general.

Additional risks may exist since we will become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future. In addition, the SEC has recently issued an investor bulletin warning investors about the risks of investing in companies that enter the U.S. capital markets through a “reverse merger.” The release of such information from the SEC may have the effect of reducing investor interest in companies, such as us, that enter the U.S. capital markets through a “reverse merger.”

Shareholders who hold unregistered shares of our common stock are subject to resale restrictions pursuant to Rule 144(i), due to our status as a former “shell company.”

Pursuant to Rule 144(i) of the Securities Act (“ Rule 144 ”), a “ shell company ” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, prior to the completion of the Asset Purchase Agreement and this filing, we were considered a “ shell company ” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “ shell company ” (which we believe that we have in connection with the acquisition of the Assets and our change in business focus); 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “ Form 10 information ” has been filed with the Commission reflecting the Company’s status as a non-“ shell company ”, which information has been filed in our Current Report on Form 8-K on May 4, 2012. Because none of our non-registered securities can be sold pursuant to Rule 144, until at least a year after the date of the filing of Company’s Current Report on Form 8-K indicating the Company is no longer a shell company, any non-registered securities we sell in the next approximately 7  months or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of such Current Report.  As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our status as a former “ shell company ” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

Rule 144 will not be available for the outstanding shares issued by the Company for a period of at least one year after the filing of the Company’s Current Report on Form 8-K on May 4, 2012 indicating the Company is no longer a shell company, which means that these shareholders may not be able to sell such shares in the open market during this period.

Rule 144 does not permit reliance upon such rule for the resale of shares sold after the issuer first became a shell company, until the issuer meets certain requirements, including ceasing to be a shell company, the filing of Form 10-type information, and the filing for a period of one year periodic reports required under the Exchange Act. As a result, the holders of all of the restricted shares will not be able to sell their shares in reliance upon Rule 144 during this waiting period except pursuant to a registration statement filed by us which includes these shares for resale.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we will seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We have a substantial number of authorized common shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 300,000,000 shares of common stock authorized for issuance. As of October 10, 2012, we had 229,540,669 shares of common stock available for issuance. We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock. Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us. Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes is lower than the book value per share of our common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. The future sales of shares of our common stock issuable upon the exercise of outstanding warrants may have a depressive effect on the market price of our common stock, as such warrants would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements.”  Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events.  These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.  When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us.  These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus.  Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations.” These forward looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters.  Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those projected.  Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.  You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision.  We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

We will, however, receive the exercise price with respect to warrants to purchase up to 1,937,500 shares of our common stock, when and if exercised by the selling shareholders who hold them. If all the warrants are exercised, we estimate our net proceeds would be approximately $1,755,208.20.  However, the holders of the warrants have the option to exercise the warrants using a “cashless” exercise, in which case we would not receive any proceeds from the exercise of the warrants.  Each of the warrants includes a cashless exercise option, pursuant to which the holder thereof can exercise the warrant without paying the exercise price in cash.  If the holder elects to use this cashless exercise option, such holder will receive a fewer number of our shares than it would have received if the exercise price were paid in cash.  The number of our shares the holder of the warrants would receive in connection with a cashless exercise is determined in accordance with a formula set forth in the applicable warrant.  There can be no assurance that we will receive any payments even if all of the warrants are exercised.  Any proceeds received will be used for working capital and other general corporate purposes.

DIVIDEND POLICY

We currently anticipate that we will not declare or pay cash dividends on our common stock in the foreseeable future.  We will pay dividends on our common stock only if and when declared by our Board of Directors.  The ability of our Board of Directors to declare a dividend is subject to restrictions imposed by Florida law.  In determining whether to declare dividends, our Board of Directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

Investors in this offering will be subject to increased dilution upon the conversion of outstanding convertible debentures and the exercise of outstanding warrants.  As of October 10, 2012 , our outstanding convertible debentures represent an additional 937,500 shares that could be issued in the future and outstanding stock warrants represent an additional 1,666,667 shares that could be issued in the future.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 14,661,540 shares of common stock.  The following table sets forth information concerning the selling shareholders including:

1.	the number of shares owned by the selling shareholders prior to this offering;
2.	the total number of shares that are to be offered by the selling shareholders;
3.	the total number of shares of common stock that will be owned by the selling shareholders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling shareholders upon completion of the offering if all of the offered shares are sold by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling shareholders. Except as indicated in the footnotes, each selling shareholder has indicated to us that it is acting individually, not as a member of a group, and none of the selling shareholders or their affiliates has held any position or office or had any other material relationship with us in the past three years.  Each of the selling shareholders have represented to us that they are not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority.  The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders listed below.

Name of Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold(1)(2)
James Duncan McNeill	2,568,750	2,568,750	0	0%
Brompton Investors Limited (3)	3,001,743	3,001,743	0	0%
Jodi G. Hunter	2,018,889	2,018,889	0	0%
Peter Geddes (4)	5,542,471	864,471	4,678,000	6.64%
Christopher Radomski (5)	6,547,705	104,166	6,443,539	9.15%
Vertex One Asset Management (6)	500,000	500,000	0	0%
Jonathan E. Spanier Living Trust (7)	380,938	380,938	0	0%
Cosmas Lykos (8)	916,666	416,666	500,000	0.71%
Steven S. Vender	495,858	253,958	241,900	0.34%
Shawn Lunt (9)	354,166	104,166	250,000	0.35%
Teresa Gallo	126,181	126,181	0	0%
Matthew Hamel	63,056	63,056	0	0%
Daniel Gostage	25,222	25,222	0	0%
Lennox Capital Partners LP (10)	3,175,000	3,175,000	0	0%
Squires Family LP (11)	1,058,334	1,058,334	0	0%
1)

We do not know when or in what amounts the selling security holders may offer shares for sale. The stockholders may not sell any or all of the shares offered by this prospectus. Because the stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the stockholders.

2)	Based on 70,459,331 shares of our common stock outstanding as of October 10, 2012.
3)
Ray Mills, as director of Brompton Investors Limited, has voting and dispositive powers over the securities beneficially owned by Brompton Investors Limited.  Includes 104,167 shares issuable upon the exercise of First Warrants held by Brompton Investors Limited.

4)	Includes 41,667 shares issuable upon the exercise of First Warrants held by Peter Geddes.
5)	Includes 20,833 shares issuable upon the exercise of First Warrants held by Christopher Radomski.
6)	John Thiessen, as Director of Vertex One Asset Management, has voting and dispositive powers over the securities beneficially owned by Vertex One Asset Management.
7)	Jonathan E. Spanier, as the trustee, holds sole voting and dispositive powers over the securities beneficially owned by Jonathan E. Spanier Living Trust.
8)	Includes 83,333 shares issuable upon the exercise of First Warrants held by Cosmas Lykos.
9)	Includes 20,833 shares issuable upon the exercise of First Warrants held by Shawn Lunt.
10)
Richard D. Squires, President of RDS Holdings Inc., the General Partner of Lennox Capital Partners LP, has voting and dispositive powers over the securities beneficially owned by Lennox Capital Partners LP.  Includes 1,250,000 shares issuable upon the conversion of Debentures, 675,000 shares issuable as interest due on the Debentures and 1,250,000 shares issuable upon the exercise of Second Warrants held by Lennox Capital Partners LP.

11)
Richard D. Squires, as General Partner of Squires Family LP, has voting and dispositive powers over the securities beneficially owned by Squires Family LP.  Includes 416,667 shares issuable upon the conversion of Debentures, 225,000 shares issuable as interest due on the Debentures and 416,667 shares issuable upon the exercise of Second Warrants held by Squires Family LP.

PLAN OF DISTRIBUTION

We are registering (i) 10,157,373 outstanding shares of common stock, (ii) 1,937,500 shares of common stock issuable upon the exercise of First Warrants and Second Warrants, (iii) 1,666,667 shares of common stock issuable upon the exercise of Debentures and iv) 900,000 shares of common stock issuable as interest due on the Debentures, held by selling shareholders to permit the resale of such shares of common stock by the selling shareholders, from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of such shares of our common stock.  We will bear all fees and expenses incident to our obligation to register these shares of common stock.

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board, OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 300,000,000 shares of $0.001 par value common stock and no shares of preferred stock.  As of October 10, 2012, there were 70,459,331 shares of our common stock that were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Stock Split.  During October 2011, we effectuated a 32 for 1 forward stock split of the issued and outstanding shares of our common stock.  All share numbers presented in this prospectus have been adjusted to reflect the stock split.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

Securities Authorized For Issuance Under Equity Compensation Plans. As of October 10, 2012, we had no compensation plans under which our equity securities were authorized for issuance.

INTEREST OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Michael J. Muellerleile is an employee of M2 Law Professional Corporation, which serves as our legal counsel.  Michael J. Muellerleile owns 1,000,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article Sixth of our Amended and Restated Articles of Incorporation and Article X of our Bylaws provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

●	for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We maintain directors' and officers' liability insurance, and although we may enter into indemnification agreements with directors and executive officers, we do not have such agreements in place as of the date of this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS
Overview

As used in this prospectus, unless otherwise indicated, the terms “Registrant,” “Heavy Earth,” “Company,” “we,” “us” and similar terms refer to Heavy Earth Resources, Inc., a Florida corporation, and its wholly-owned subsidiary, Deep Core Inc., a Cayman Islands exempt company (“Deep Core”), and Deep Core’s majority owned subsidiaries, DCX S.A.S., a Colombia simplified shares corporation (“DCX”), and Deep Core (Barbados) Inc., a Barbados corporation (“Deep Core Barbados”).

History

Heavy Earth was incorporated in the State of Florida on June 25, 2004 as Swinging Pig Productions, Inc. We were previously a development stage company formed for purposes of developing, producing and marketing feature-length motion pictures. On May 12, 2011, our management changed and we entered into the oil and gas business to engage in the exploration, development and production of oil and gas properties primarily in Central and South America. On October 13, 2011, we changed our name to Heavy Earth Resources, Inc.

On May 3, 2012, we entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with Deep Core and the sole shareholder of Deep Core (“Deep Core Holder”). Pursuant to the Exchange Agreement, we issued (i) 250,000 shares of our $0.001 par value common stock (the “Common Stock”) (the “Exchange Shares”) in exchange for all outstanding shares of company stock of Deep Core from the Deep Core Holder and (ii) 8,574,042 shares of our Common Stock to the holders (“Holders”) of outstanding convertible promissory notes of Deep Core (the “Notes”) in exchange for the conversion of the outstanding principal and accrued interest due on all of the Notes at a conversion price of $0.40 per Conversion Share (the “Conversion Shares”). The issuance of the Exchange Shares and Conversion Shares shall be referred to as the “Share Exchange.” Deep Core was incorporated in the Cayman Islands on March 29, 2011.

Prior to the acquisition by the Company and on January 31, 2012, Deep Core closed a Share Purchase Agreement (the “Petropuli SPA”) with Petro Vista Energy Colombia (Barbados) Corp., a Barbados corporation, (“PV Colombia”), a wholly-owned subsidiary of Petro Vista Energy Corp., a British Columbia, Canada corporation (“PVE”) to purchase 99.68% of issued and outstanding common stock of PV Colombia’s subsidiary, DCX SAS (formerly known as Petropuli SAS) (“DCX”) for $1,750,000, the assumption of current and contingent liabilities and certain other terms and conditions.  Through its Exploration and Production (“E&P”) Contract with the Colombian National Hydrocarbons Agency (“ANH”), DCX is a Colombian E&P operator and owns a 50% participating oil and gas interest in the Morichito Block consisting of 57,252 gross acres located in East Plains, Llanos Basin, Colombia.  DCX was incorporated in Colombia on May 4, 1999.

On May 15, 2012, Deep Core closed a Share Purchase Agreement with PVE and Petro Vista Energy Holdings Corp., a Barbados corporation (“PVE Holdings”), pursuant to which Deep Core acquired all of the outstanding shares of PV Colombia, a wholly-owned subsidiary of PVE Holdings, in exchange for: (i) a nominal cash payment of $1.00, (ii) Deep Core’s release of PVE from all its ongoing obligations pursuant to the Petropuli SPA (iii) Deep Core’s release and payment to PVE of $75,000 as final payment of Deep Core’s payment obligations pursuant to the Petropuli SPA and (iv) the assumption of the balance of acquisition costs associated with the 25% participating interest in the La Maye Block.  PV Colombia owns a 25% participating oil and gas interest in the La Maye Block consisting of 68,473 gross acres located in the Lower Magdalena Basin of Colombia. PV Colombia was incorporated in Barbados on February 26, 2008 and changed its name to Deep Core (Barbados) Inc. on July 20, 2012.

On May 15, 2012, DCX entered into and closed a Withdraw and Transfer Agreement (the “Withdraw Agreement”) by and among SK Innovation Co. Ltd. (“SK”) and Petroamerica International Corp. (“PIC”) and DCX pursuant to which DCX agreed to voluntarily withdraw from the following: (i) the Exploration and Production of Hydrocarbons Contract for the Sinu San Jacinto North Block SSJN-5 originally granted to SK and DCX on December 5, 2008 (the “SSJN-5 E&P Contract”) by the Colombian ANH, (ii) the Temporary Union Agreement dated December 10, 2008 between SK and DCX for the formation of a temporary union between SK and DCX (the “Temporary Union Agreement”), and (iii) the joint operating agreement between SK and DCX setting forth the rights and obligations of each party pursuant to the SSJN-5 E&P Contract (the “Joint Operating Agreement”)  in exchange for SK’s and PIC’s assumption of all claims, liabilities and obligations of DCX arising from or pursuant to the SSJN-5 E&P Contract, Temporary Union Agreement  and the Joint Operating Agreement.  The Subsidiary will, for a period of six months following the closing of the Withdraw Agreement, indemnify SK of any claims from past obligations arising from any agreements between PIC and DCX, the SSJN-5 E&P Contract, the Temporary Union Agreement, or the Joint Operating Agreement and will indemnify both SK and PIC of any claims from past obligations arising from any agreements with third parties related to the SSJN-5 E&P Contract, the Temporary Union Agreement, or the Joint Operating Agreement. The Withdraw Agreement also provides for the assignment of DCX’s 25% participating interest in the SSJN-5 E&P Contract to PIC and SK, subject to the approval of the ANH. The Withdraw Agreement will automatically terminate if the SSJN-5 E&P Contract or the Joint Operating Agreement is terminated prior to ANH approval.

The Share Exchange between us and Deep Core is deemed to be a reverse acquisition. The transaction between Deep Core and DCX is also deemed to be a reverse acquisition, where Deep Core (the legal acquirer) is deemed to be the accounting acquiree and DCX (the legal acquire) is considered the accounting acquirer.  The assets and liabilities were transferred at their historical cost with our capital structure. We are deemed a continuation of the business of Deep Core and its subsidiary, DCX, and the historical financial statements of DCX have become our historical financial statements.

With the acquisition of DCX by Deep Core and the subsequent Share Exchange with Heavy Earth in May 2012, our focus has been on the pre-development and exploitation stage of the E&P Contract in the Morichito Block and our balance sheet and statement of operations have undergone significant changes.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

Our Business

We are an independent exploration stage company engaged in the exploration, development and production of oil and natural gas properties primarily in Central and South America. Through our subsidiaries, we are actively exploring our oil and gas properties consisting of a 50% participating interest in the Morichito Block of the Los Llanos Basin of Colombia (“Morichito Block”) consisting of 57,252 gross acres and a 25% participating interest in the La Maye Block located in the Lower Magdalena Basin of Colombia (“La Maye Block”) consisting of 68,473 gross acres.   We currently devote a significant portion of our operations to the exploration and development of the Morichito Block.

Morichito Block

We currently hold a 50% participating oil and gas interest in the E&P Contract with the Colombian National Hydrocarbons Agency (the “ANH”) governing the Morichito Block located in the Llanos basin, Colombia, in an area comprising approximately 57,252 acres in the municipalities of Orocue and Mani in the Casanare department of Colombia (the “Morichito Contract”) with our majority owned subsidiary, DCX, as the ANH approved operator of the Morichito Block. Pursuant to the terms of the Morichito Contract, the exploration program is divided into six exploration phases and the exploitation period is for 24 years. Four phases of the work program have been fulfilled. Phase 6 is the remaining phase and has been approved by the ANH to exchange the drilling of an exploratory well for shooting 94 square kilometers of 3-D seismic data in the northern area of the block. The seismic survey is to target two previously 2-D seismic-defined structures with potential recoverable resources of up to 5 million barrels of oil per structure.

In Phase 4, an oil discovery was made in the Morichito #5 well in the C7 formation.  This well obtained approximately 1,500 barrels of oil during a short-term test from July 27 to August 1, 2011.  We intend to repair road access and local facilities so that long term testing of the Morichito #5 can be accomplished.  Proved and probable reserves have already been assigned to the Morichito 5 discovery. Production is subject to the ANH sliding scale royalty rate for light crude oil plus overriding royalty at 1% of the total production and 4% of the net production royalty.

In Phase 5, the Morichito 5B exploratory well was drilled to explore the deeper Gachetá and Ubaque Formations below the C7 Formation.  These potential formations are shown in the seismic data to be underlying the C7 Formation as identified in the Morichito 5 well in Phase 4.  However, the Morichito 5B well was never effectively tested due to a poor cement job between the casing and the formation.  In order to complete Phase 5, we are retargeting this well in a structurally updip location with drilling a sidetrack from the Morichito 5B well to determine if it will be productive.  Once this determination is made, the Phase 5 of the work program can then be completed.  Because the side-track drilling of the Morichito 5B is targeting the Gachetá and Ubaque Formations, this is considered as prospective resources.

During the second quarter of 2012, we completed an advanced 94 square kilometers 3D seismic survey over the northern portion of the Morichito Block, located within producing trends of the prolific Llanos Basin, to define and identify high-impact exploration drilling targets. The 3D seismic survey was completed ahead of schedule and on budget and preliminary analysis has indicated the quality of the data is better than expected.  We announced the completion of its merging of its new 3D seismic surveys with previous 3D seismic surveys and the fulfillment of its obligations for the relinquishment of 50% of the Morichito Block area in conjunction with a two-year E&P Contract extension from the Colombian ANH. We have identified what we believe are favorable drilling opportunities in Llanos Basin of Columbia using data from our recently completed 3D seismic survey.

In March 2012, DCX submitted to the ANH the request for commerciality for part of the Morichito Block. We have completed an exploration and production work plan aimed at extracting the maximum value from the Morichito #5 discovery well and underlying targets with a program to realize near-term operating cash flow from production in the first half of 2013.

La Maye Block

We also hold a 25% participating oil and gas interest in an E&P Contract No. 5 of 2008 governing the La Maye Block located in the Lower Magdalena basin, Colombia, in an area comprising approximately 68,473 acres in the municipalities of San Sebastian de Buenavista and San Zenon in the Magdalena and Mompas departments of Colombia.  We believe our working interest in the La Maye Block balances the Company’s portfolio of low-risk oil and gas development assets with high-impact exploration plays.

Business Strategy

Our strategy is to increase shareholder value through strategic acquisitions, exploration and appraisal drilling, development and production of oil and gas properties. In Colombia, we have focused on the Llanos and Lower Magdalena Basins. We continue to identify favorable drilling opportunities in Central and South America utilizing the contacts and experience of our executive officers, Grant Draper and Anthony Ives. We also intend to use advanced seismic techniques to define prospects and to form partnerships and joint ventures to spread the operational costs and risks and acquire highly probable and profitable drilling and working interest assets located in proven hydrocarbon systems that we believe have a short window of payback, a high internal rate of return and recoverable reserves.

Competition

As an oil and gas exploration, development and production company, we compete with other oil and gas exploration, development and production companies for financing and for the acquisition of new oil and gas properties. Many of the oil and gas exploration, development and production companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of oil and gas properties of merit, on exploration of their oil and gas properties and on development of their oil and gas properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of oil and gas properties. This competition could result in competitors having oil and gas properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our oil and gas properties.

We also compete with other junior oil and gas exploration companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas exploration companies. The presence of competing junior oil and gas exploration companies may have an adverse impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.

Compliance with Government Regulation

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our company and our properties in Colombia.  The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our operations in Colombia are subject to various laws, taxes and regulations governing the oil and gas industry. Taxes generally include income taxes, value added taxes, export taxes, and other production taxes such as provincial production taxes and turnover taxes.  Our operations in Colombia are also subject to labor laws and provincial environmental regulations.

Our right to conduct E&P activities in Colombia is derived from participation in exploration and production contracts entered into directly with the Colombian National Hydrocarbons Agency (the “ANH”) with no mandatory participation by Ecopetrol, the state oil company.  The ANH was formed in 2003 in response to declining reserves which was leading Colombia toward becoming a net oil importer.

Exploration and production contracts in Colombia typically run for an initial exploration period of up to six years.  The first phase of work usually requires acquisition of new seismic data.  After the first phase, contracts can be retained for up to five additional years, usually by drilling one well per year.  An exploration and production contract can be relinquished after any completed phase at the option of the investor.

Once a field is declared commercial, the exploitation period is 24 years, which may be extended another ten years under certain circumstances.  The investor retains the rights to all reserves and production from newly discovered fields, subject to a sliding scale of royalty, which is initially eight percent for production up to 5,000 barrels of oil per day (“bopd”) per field up to a maximum of 25 percent for production exceeding 600,000 bopd per field.  In addition, a windfall profit tax applies once a field has cumulatively produced more than five million barrels of oil.  The windfall profit tax is 30 percent of the price per barrel received in excess of certain threshold prices which are periodically set by the ANH and are established by the quality of the oil produced.

Subsidiaries

We wholly own and operate Deep Core Inc., a Cayman Islands exempt company. Deep Core owns and operates DCX S.A.S., a Colombia simplified shares corporation, and Deep Core (Barbados) Inc., a Barbados corporation.

Employees

As of October 10, 2012, we had two employees. We plan to enter into executive employment agreements with Grant Draper, our president and chief executive officer, and Anthony Ives, our chief operations officer and chief financial officer. DCX has approximately five employees.  Deep Core Barbados does not have employees.

We outsource to independent consultant engineers, geologists and geophysicists to conduct specific corporate business and exploration programs on our properties in order to carry out our plan of operations. Consultants are retained on the basis of ability and experience.

Intellectual Property

We do not presently own any copyrights, patents or trademarks, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We own the internet domain name www.heavyearthresources.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Facilities

We currently rent shared office space of approximately 120 square feet on a month to month basis and have not entered into any other lease or long-term rental agreements for property. Our office space is located at 625 Second Street, #280, San Francisco, California 94107.  DCX leases office space in Bogotá, Colombia for approximately $7,250 per month.

Our facilities are adequate and suitable for our current needs and for our current expansion plans.

Internet Website

Our Internet website, which is located at www.heavyearthresources.com, describes our oil and gas projects, our management and provides additional information regarding our industry. Our website also includes an investor relation section which provides company news, presentations, and our corporate filings with the SEC.

Research and Development

We do not currently have a formal research and development effort. We did not spend any funds on research and development during the last two fiscal years.

Legal Proceedings

From time to time, we may become party to various legal proceedings. A significant portion of the accounts payable on our consolidated balance sheet includes amounts owed to vendors that provided services to DCX when it was owned by PVE and prior to the acquisition by Deep Core. DCX has received demands for payment on each of the following payables and we expect that formal litigation may result if we cannot negotiate or settle the claims in the near future:

•	Claim by Marino Sanchez Rolfer for payment of road maintenance and moving of equipment in the amount of US$300,000;
•	Claim by PC World Oil Company for payment of drilling services in the amount of US $300,000;
•	Claim by Direccion de Impuestos y Aduanas Nacionales (Colombia National Directorate of Taxes and Customs) for payment of outstanding tax liabilities of US$237,986; and
•	Claim by Falck Services Ltda. for payment of food services in the amount of US$106,000.

DCX is also subject to an environmental fine to be levied by the environmental ministry of Colombia related to various activities that occurred prior to the acquisition by Deep Core. We are negotiating payment of these past obligations and the issues associated with the environmental agency, and we are hopeful that we will be able to obtain favorable resolution of those obligations. We do not expect that any pending claims or potential legal proceedings will have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement on Form S-1.

Basis of Presentation and Functional Currency

The financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in United States dollars (USD).  The Company’s functional currency is Colombian pesos (COP) which have been converted to USD based on the exchange rates of COP $1,925 and  COP $1,942 and to USD $1.00 at June 30, 2012 and December 31, 2011, respectively, for purposes of the Company’s balance sheets and the average rates of COP $1,852 and COP $1,846 to USD $1.00 for the years ended June 30, 2012 and  December 31, 2011, respectively, for purposes of the Company’s statements of operations in accordance with accounting standards codification 830, Foreign Currency Matters (ASC 830).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets.  The carrying value of cash, short term investments, other receivables, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

The Share Exchange between us and Deep Core is deemed to be a reverse acquisition. The transaction between Deep Core and DCX is also deemed to be a reverse acquisition, where Deep Core (the legal acquirer) is deemed to be the accounting acquiree and DCX (the legal acquire) is considered the accounting acquirer.  The assets and liabilities were transferred at their historical cost with our capital structure.  We are deemed a continuation of the business of Deep Core and its subsidiary, DCX, and the historical financial statements of DCX became our historical financial statements, which the condensed pro forma balance sheet  and condensed statement of operations depict our recapitalization.  For further information, please refer to our Current Report on Form 8-K filed on May 4, 2012.

The following discussion of financial condition and results of operations should be read in conjunction with (i) our financial statements for the period ended June 30, 2012, (ii) Deep Core’s audited financial statements for the period from inception (March 29, 2011) through December 31, 2011, together with notes thereto, (iii) DCX’s audited financial statements for the years ended December 31, 2011 and December 31, 2010, together with notes thereto as included in this Registration Statement on Form S-1.

For the six months ended June 30, 2012, as compared to the six months ended June 30, 2011.

Results of Operations.

Revenues. We had no revenues for the six months ended June 30, 2012 and 2011.

Operating Expenses.  For the six months ended June 30, 2012, our total operating expenses were $616,362 which consisted of exploration and lease operating costs of $56,235, depreciation and amortization expense of $3,325, general and administrative expenses of $249,308, and legal and professional fees of $307,494. By comparison, for the six months ended June 30, 2011, our total operating expenses were $674,930 which consisted of exploration and lease operating costs of $44,918, depreciation and amortization expense of $16,619, general and administrative expenses of $572,179, and legal and professional fees of $41,214.

Net Loss.   For the six months ended June 30, 2012, we had a net loss of $680,979.  By comparison, for the six months ended June 30, 2011, we had a net loss of $674,930. We expect to incur net losses for the foreseeable future.

Liquidity and Capital Resources. As of June 30, 2012, our total assets were $20,990,728. Our total current assets consist of cash and cash equivalents of $180,596, restricted cash of $593,539, short term investments of $435,915, inventory of $45,491, other receivables of $2,338,057 and deposits of $2,997. Restricted cash of $593,539 represents amounts held on account with a fiduciary to guarantee payment to one of DCX’s main suppliers for exploration and development activities.  Short term investments of $435,915 include amounts on deposit to be held in excess of the three months that are used as stand-by letters of credit for the Colombian ANH for future exploration and development costs.  Inventory of $45,491 consists of barrels of oil extracted during our exploratory testing on the Morichito Block and are stated at the lower of cost or market.  Our other receivable of $2,338,057 consists of amounts due from working interest partners in the Morichito Block for the seismic exploration costs and deposits of $2,997 consist of funds held in a bank account to guarantee the participation in the Morichito Block.

As of June 30, 2012, our oil and gas properties of $17,176,827 and property plant and equipment of $238,921 less accumulated depreciation and amortization of $21,615. Our oil and gas properties of $17,176,827 consist of the net costs incurred for evaluated properties and in exploration and development activities as of June 30, 2012 for our interest in the Morichito Block which includes approximately 57,252 gross acres and our interest in the La Maye Block which includes approximately 68,252 gross acres.

Our total current liabilities of $8,076,022 consist of accounts payable and accrued expenses of $8,016,818, and advances payable of $59,204, as of June 30, 2012. A significant portion of the accounts payable on our consolidated balance sheet as of June 30, 2012, includes amounts owed to vendors that provided services to DCX when it was owned by PVE and prior to the acquisition by Deep Core.  DCX is also subject to an environmental fine to be levied by the environmental ministry of Colombia related to various activities that occurred prior to the acquisition by Deep Core. We are negotiating payment of these assumed liabilities and the issues associated with the environmental agency, and we are hopeful that we will be able to obtain favorable resolution of those obligations.

We have been financing our operations through the sale of our securities. Prior to the closing of the Share Exchange, Deep Core issued promissory notes to nine holders in exchange for an aggregate of $3,365,000 in proceeds. On the closing of the Share Exchange, the outstanding principal balance and unpaid accrued interest of those notes converted into shares of our common stock at a conversion price of $0.40 per share.

On May 3, 2012 and concurrent with the closing of the Share Exchange, we sold 500,000 shares of our common stock to a non-U.S. investor in exchange for $200,000, or $0.40 per share.

On May 3, 2012, we cancelled 9,324,042 shares of our common stock from a director in connection with the Share Exchange.

On June 12, 2012, we issued 416,666 shares at a purchase price of $0.60 per share and a common stock purchase warrant to purchase an aggregate of 104,167 shares of common stock in exchange for $250,000.  The warrants have an exercise price of $1.25.

On June 20, 2012, we issued 333,333 shares at a purchase price of $0.60 per share and a common stock purchase warrant to purchase an aggregate of 83,333 shares of common stock in exchange for $200,000.  The warrants have an exercise price of $1.25.

As of June 30, 2012, we have cash and cash equivalents of $180,596.   We expect that our future available capital resources will consist primarily of cash on hand, cash generated from our business, if any, and future debt and/or equity financings, if any.

Recent Events.  On July 11, 2012, we entered into subscription agreements with three investors pursuant to which we issued to the investors (i) an aggregate of 333,332 shares of our common stock at a purchase price of $0.60 per share and (ii) common stock purchase warrants granting the right to purchase an aggregate of 83,333 shares of our common stock at an exercise price of $1.25 per share in exchange for $200,000 in proceeds. The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On August 29, 2012, we entered into a securities purchase agreement with two investors pursuant to which we issued to the investors (i) an aggregate principal value of $1,000,000 of 6% senior convertible debentures and (ii) common stock purchase warrants granting the right to purchase an aggregate of 1,666,667 shares of our common stock at an exercise price of $0.85 per share in exchange for $1,000,000 in proceeds.  The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

During 2012, we expect that our subsidiaries will continue to incur significant exploration and development costs as we exploit our interests in the Morichito Block, La Maye Block and other interests we may acquire. Our exploration and lease operating costs in the Morichito Block and La Maye Block will be significant and will continue to impact our liquidity. We may also incur additional costs related to any potential acquisition of oil and gas properties or interests in Colombia and other areas of Central and South America. We also expect to incur significant professional fees associated with being a public company as well as significant general and administrative expenses. Those fees will be higher as our business volume and activity increases and will continue to impact our liquidity. Other than the exploration and development costs for the Morichito Block and the La Maye Block, any potential acquisitions costs and anticipated increases in legal and accounting costs and general and administrative expenses, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

We need additional funds to satisfy our working capital requirements to operate at our current level of activity for the next twelve months.  Our forecast for the period for which our financial resources will be inadequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We must raise additional capital to continue and expand our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.  Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a negative impact on our business, prospects, financial condition, results of operations and cash flows. Additionally, these alternatives could be highly dilutive to our existing shareholders, and may not provide us with sufficient funds to meet our long-term capital requirements. We have and may continue to incur substantial costs in the future in connection with raising capital to fund our business, including investment banking fees, professional fees and other costs.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is insufficient to satisfy our capital needs, we will be required to reduce operating costs, which could hinder our future development of the Morichito Block and the La Maye Block.

For Deep Core’s period from inception (March 29, 2011) through December 31, 2011.

Results of Operations.

Revenues.    Deep Core has not generated any revenues since inception.

Operating Expenses.   For the period from inception (March 29, 2011) through December 30, 2011, Deep Core’s total expenses were $55,600 for consulting, legal, professional, and occupancy fees. We expect that our consulting, legal, professional, and occupancy fees will increase as well as our overall general and administrative expenses as a result of becoming a wholly owned subsidiary of a public company.

Net Loss. For the period from inception (March 29, 2011) through December 30, 2011, Deep Core had a net loss of $55,600, which was represented by consulting, legal, professional and occupancy expenses.

Liquidity and Capital Resources.   As of December 30, 2011, Deep Core had cash of $0.  Deep Core’s total current liabilities of $800,000 consist entirely of advances from our stockholder.

We need additional funds to satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be inadequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We will need to raise additional capital to continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.  As of December 31, 2011, we have received advances from our stockholder for working capital purposes.  These advances are non-interest bearing, due on demand and are to be repaid as cash becomes available.  The amount due to the stockholder at December 30, 2011 was $800,000.

During 2012, we expect to incur significant legal and accounting fees associated with being a wholly owned subsidiary of a public company as well as significant general and administrative expenses. We expect those fees will be higher as our business volume and activity increases and will continue to impact our liquidity. We may also incur additional costs related to any potential acquisition of oil and gas interests in other areas of Central and South America. Other than the anticipated increases in legal and accounting costs and general and administrative expenses as well as any potential acquisitions costs, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

For DCX’s year ended December 31, 2011 as compared to DCX’s year ended December 31, 2010.

Results of Operations.

Revenues.    DCX did not generate any revenues for the years ended December 31 2011 and December 31, 2010.

Operating Expenses.   For the year ended December 31, 2011, DCX’s total expenses were $891,705, which was comprised of exploration and lease operating costs of $653,302, depreciation and amortization expense of $27,448, salaries, wages and related expenses of $143,374, legal and professional fees of $43,125 and general and administrative expenses of $24,456.  By comparison, for the year ended December 30, 2010, DCX’s total expenses were $371,791, which was comprised of exploration and lease operating costs of $137,599, depreciation and amortization expense of $58,718, salaries, wages and related expenses of $123,346, legal and professional fees of 38,037 and general and administrative expenses of $14,091.  The increase in total expenses from 2010 to 2011 is primarily related to the significant increase in exploration and lease operating costs from $137,599 in 2010 to $653, 302 in 2011 due to further exploitation and testing of the Morichito Block. We expect that DCX will continue to incur significant exploration and lease operating costs as we continue to exploit our interests in the Morichito Block.

Other Income/Expense. For the year ended December 31, 2011, DCX had other expenses of $256,312, which was comprised of interest expense of $89,073, foreign currency loss of $174,970 and other expenses of $24,456 offset by non-operating income of $32,052. This is in comparison to the year ended December 31, 2010, where DCX had other income of $19,854, which was comprised of foreign currency gain of $7,108 and non-operating income of $23,368 offset by interest expense of $6,531 and other expenses of $4,091. The overall increase in other income/expense is primarily attributable to the increase in interest expense and foreign currency fluctuations.

Net Income/Loss.  For the year ended December 31, 2011, DCX had net loss of $1,151,386, which was comprised of our loss from operations of $891,705 and other expense of $256,312. This is in comparison to the year ended December 31, 2010, where DCX had a net loss of $351,937. The increase in the net loss between the comparable period is primarily related to the increase in exploration and lease operating costs from 2010 to 2011.  We expect to incur net losses for the foreseeable future.

Liquidity and Capital Resources. As of December 31, 2011, DCX had total current assets of $3,080,603, comprised of cash of $6,608, restricted cash of $1,177,827, short term investments of $194,151, receivables of $1,659,974 and inventory of $42,043. Our restricted cash of $1,177,827 represents amounts held on account with a fiduciary to guarantee payment to one of DCX’s main suppliers for exploration and development activities. Short term investments include amounts on deposit to be held in excess of the three months that are used as stand-by letters of credit for the Colombian National Hydrocarbons Agency (the “ANH”) for future exploration and development costs. Inventory consists of barrels of oil extracted during DCX’s exploratory testing. DCX’s receivables are from the other participating interests in the Morichito Block to cover their portion of the exploration and development costs.  As such, DCX has relatively few customers and anticipates that it will collect on its receivables.

DCX’s total current liabilities of $8,519,643, comprised of accounts payable of 2,782,180, accrued liabilities of $2,740,346, and related party payables of $2,997,117.  DCX’s accounts payable of $2,782,180 consists primarily of amounts due to our primary exploration and development suppliers of approximately $2,620,950 and $161,230 due to our other vendors. DCX’s accrued liabilities of $2,740,346 consist primarily of $2,400,946 in accruals related to a settlement with one (1) of exploration and development suppliers in the amount of approximately $1,542,000 , estimated fines and penalties related to Colombian withholding at the source requirements of approximately $629,500 and well abandonment costs of $230,000.  In addition, DCX had other accrued liabilities of approximately $340,000 for payroll and related taxes.  DCX’s related party payables consisted of amounts advanced during the year due to our prior majority owner, Petro Vista. DCX had no other liabilities and no other long term commitments or contingencies as of December 31, 2011.

In the opinion of management, available funds will not satisfy DCX’s working capital requirements to operate at its current level of activity for the next twelve months. Our forecast for the period for which our financial resources will be inadequate to support DCX’s operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We will need to raise additional capital to continue DCX’s operations. If we do not raise additional capital, then DCX may not be able to conduct oil and gas exploration and development activities in the Morichito Block and expand its operations in Columbia. We cannot guarantee that additional funding will be available on favorable terms, if at all.

During 2012, we expect that DCX will incur significant legal and accounting costs and general and administrative expenses related to operating in Colombia. We also expect that DCX will continue to incur significant exploration and lease operating costs as we exploit our interests in the Morichito Block. Our exploration and lease operating costs in the Morichito Block will be significant and will continue to impact our liquidity. We may also incur additional costs related to any potential acquisition of oil and gas properties in Colombia. Other than those items discussed above, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

We are not currently conducting any research and development activities.  We do not anticipate conducting such activities in the near future. We do not anticipate that we will need to hire additional employees or independent contractors at this time. We do not anticipate that we will need to purchase or lease additional equipment for the foreseeable future.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We have offices in San Francisco, California and Bogotá, Colombia.  We currently rent shared office space of approximately 120 square feet, located at 625 Second Street, #280, San Francisco, California 94107, on a month to month basis and have not entered into any other lease or long-term rental agreements for the property.  We lease office space in Bogotá, Colombia for approximately $7,238 per month.

Morichito Block.  Through our subsidiaries, we currently hold a 50% participating oil and gas interest in the E&P Contract with the ANH governing the Morichito Block located in the Llanos basin, Colombia, in an area comprising approximately 57,252 acres in the municipalities of Orocue and Mani in the Casanare department of Colombia with our majority owned subsidiary, DCX as the ANH approved operator of the Morichito Block.

La Maye Block.  Through our subsidiaries, we currently hold a 25% participating oil and gas interest in the E&P Contract with the ANH governing the La Maye Block located in the Lower Magdalena basin, Colombia, in an area comprising approximately 68,473 acres in the municipalities of San Sebastian de Buenavista and San Zenon in the Magdalena and Mompas departments of Colombia.

Company Reserve Estimates

Our proved reserve information for DCX as of December 31, 2011 was estimated by Petrotech Engineering Ltd. (“Petrotech”), independent petroleum engineers.  In accordance with SEC guidelines, Petrotech’s estimates of future net revenues from our properties, and the PV-10 and standardized measure thereof, were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 1, 2011 through December 31, 2011, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations.

The technical persons at Petrotech are responsible for preparing the reserves estimates presented herein and meets the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Petrotech is an independent petroleum engineering firm specializing in the technical and financial evaluation of oil and gas assets.  Petrotech’s report was prepared under the direction of John Yu, principle consultant and President of Petrotech.  Mr. Yu earned a B.S. degree in Metallurgical Engineering from the University of Alberta and has more than 35 years of experience in engineering studies, evaluation of oil and gas properties, drilling, completion, production and process engineering of oil and gas operations and evaluation of mineral properties. Petrotech and its employees have no interest in our Company or in our properties, were not employed by our Company on a contingent fee basis and were objective in determining our reserves.

Grant Draper, our officer and director, acted as the liaison with the technical persons at Petrotech.

Reserve Technologies

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.  If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered.  If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.  To achieve reasonable certainty, Petrotech employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, well logs, geologic maps and available down well and production data, seismic data, well test data.

Reserve Quantities

We have estimated the following reserve quantity and future net cash flow information for its proved and evaluated reserves located in the Eastern Llanos Basin in Colombia as of December 31, 2011.  The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

Reserve Category and Quantities	Oil (Bbls)	Present Worth at 10%
Proved Developed Non-Producing Reserves
Balance, January 1, 2011	244,000	$4,090,000
Extensions and discoveries	-	-
Purchases	-	-
Production	-	-
Balance, December 31, 2011	244,000	4,090,000

Proved Undeveloped Reserves Balance, December 31, 2011	244,000	3,062,000
Total Proved (Evaluated)	488,000	$7,152,000

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is provided using the 12-month unweighted arithmetic average. The oil price used as of December 31, 2011 was $106.02 per barrel ("Bbl") of oil. Future production costs are based on year-end costs and include royalty and taxes of approximately 2.9%. Each property that is leased by the Company is also charged with field-level overhead in the reserve calculation. The present value of future cash inflows is based on a 10% discount.

The Company used discounted future net cash flows, which is calculated without deducting estimated future income tax expenses, and the present value thereof as one measure of the value of the Company's current proved reserves and to compare relative values among peer companies without regard to income taxes.  While future net revenue and present value are based on prices, costs and discount factors which are consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company.  As of December 31, 2011, the present value of discounted future net cash flows and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.

Management cautions that the standard measure of discounted future net cash flows should not be viewed as an indication of the fair market value of oil production properties, nor of the future cash flows expected to be generated there from.  The information presented does not give recognition to future changes in estimated reserves, selling prices or costs.

The information required by Items 1204 to 1208 of Regulation S-K are provided as follows:

Standardized Measure of Discounted Future Net Cash Flows	December 31, 2011

Future cash flows	$23,795,000
Future production costs	(7,451,000)
Future development costs	(3,250,000)
Future income taxes	-
Future net cash flows before discount	13,094,000
Present value discount @ 10%	(5,942,000)

Standardized measure of discounted future net cash flows	$7,152,000

Changes in the Standardized Measure of Discounted Future Net Cash Flows

Standardized measure of discounted future net cash flows at January 1, 2011	$23,795,00
Purchases of reserves in place	-
Changes in estimated future production and development costs	(10,701,000)
Sales of oil and gas produced, net of production costs	-
Net change in income taxes	-

Standardized measure of discounted future net cash flows	$7,152,000

The information required by Items 1204 to 1208 of Regulation S-K are provided as follows:

Production. For the years ended December 31, 2011 and 2010, DCX had no production from its interests in the Morichito Block.

Drilling Activity. During the year ended December 31, 2011, DCX conducted limited drilling on one exploratory well in the Morichito Block.

Delivery Commitments. We are not obligated to provide a fixed and determinable quantity of oil or gas in the near future under existing contracts or agreements in Columbia.

Gross and Net Productive Wells:
December 31, 2011
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	-	-	-	-
	-	-	-	-

Gross and Net Developed Acreage:
December 31, 2011
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	-	-	-	-
	-	-	-	-

Gross and Net Undeveloped Acreage:
	December 31, 2011
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	57,247	28,623	-	-
	57,247	28,623	-	-

Gross and Net Productive Wells:
December 31, 2010
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	-	-	-	-
	-	-	-	-

Gross and Net Developed Acreage:
December 31, 2010
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	-	-	-	-
	-	-	-	-

Gross and Net Undeveloped Acreage:
	December 31, 2010
	Oil		Gas
	Gross	Net	Gross	Net

Colombia	57,247	28,623	-	-
	57,247	28,623	-

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Reports to Shareholders. We are a reporting company with the SEC. The public may read and copy any materials filed with the SEC at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Market Information.   Our common stock is quoted on the OTCQB under the symbol “HEVI”. This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock. As of date of this prospectus, shares of our common stock have only been thinly traded.  For the period indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions
	High ($)	Low ($)
Fiscal Year 2012
First Quarter*	$--	$--
Second Quarter (period from May 7, 2012 to June 30, 2012)	$0.85	$0.50
Third Quarter	$0.90	$0.64

*There was no market for our common stock during this period.

Holders.  The approximate number of stockholders of record at October 10, 2012 was 82. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Securities Authorized For Issuance Under Equity Compensation Plans. As of October 10, 2012, we had no compensation plans under which our equity securities were authorized for issuance.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On May 3, 2012, we closed a share exchange agreement (the “Exchange Agreement”) with Deep Core Inc. (“Deep Core”) pursuant to which we issued (i) two hundred fifty thousand (250,000) shares of our $0.001 par value common stock to Deep Core’s sole shareholder in exchange for all outstanding shares of company stock of Deep Core and (ii) eight million five hundred seventy four thousand forty two (8,574,042) shares of our common stock to nine holders of outstanding convertible promissory notes of Deep Core (the “Notes”), in exchange for the conversion of the outstanding principal and accrued interest due on all of the Notes at a conversion price of $0.40 per share.

In connection with the Exchange Agreement and simultaneously with the closing of the Share Exchange, we entered into a subscription agreement with an investor pursuant to which we issued 500,000 shares of our common stock to the investor in exchange for $200,000 in proceeds.  The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

On June 12, 2012, we entered into a subscription agreement with a foreign investor pursuant to which we issued to the investor (i) 416,666 shares of our common stock at a purchase price of $0.60 per share (the “Shares”) and (ii) a common stock purchase warrant granting the right to purchase 104,167 shares of our common stock at an exercise price of $1.25 per share, in exchange for $250,000 in proceeds.  The shares and warrant were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

On June 20, 2012, we entered into a subscription agreement with an investor pursuant to which we issued to the investor (i) 333,333 shares of our common stock at a purchase price of $0.60 per share and (ii) a common stock purchase warrant granting the right to purchase 83,333 shares of our common stock at an exercise price of $1.25 per share in exchange for $200,000 in proceeds. The shares and warrant were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On July 11, 2012, we entered into subscription agreements with three investors pursuant to which we issued to the investors (i) an aggregate of 333,332 shares of our common stock at a purchase price of $0.60 per share and (ii) common stock purchase warrants granting the right to purchase an aggregate of 83,333 shares of our common stock at an exercise price of $1.25 per share in exchange for $200,000 in proceeds. The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On August 29, 2012, we entered into a securities purchase agreement with two investors pursuant to which we issued to the investors (i) an aggregate principal value of $1,000,000 of 6% senior convertible debentures and (ii) common stock purchase warrants granting the right to purchase an aggregate of 1,666,667 shares of our common stock at an exercise price of $0.85 per share in exchange for $1,000,000 in proceeds.  The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

Purchases of Equity Securities. None.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our directors and executive officers:

Name	Age	Position
Grant Draper	48	Chief Executive Officer, President and Director
Anthony Ives	49	Chief Operating Officer, Chief Financial Officer and Director
David Choi	45	Secretary, Treasurer and Director
Brian Hepp	57	Director

Grant Draper, age 48, has been Chief Executive Officer, President and a Director since December 2011. Mr. Draper has more than 13 years of experience in the management of public companies and participation in financial transactions. From December 2008 to May 2011, Mr. Draper served as a managing director with FTI Consulting Inc., a global business advisory firm. Prior to joining FTI Consulting Inc., Mr. Draper served as the president and chief operating officer of The Element Agency Inc. and Affirm Americas Strategic Communications Inc. in New York City from April 2005 to December 2008. Mr. Draper is a Member of Thorium One’s Advisory Board, is a frequent speaker presenting at American Strategic Management Institute and National Directors Institute events and is regularly quoted in the media including Bloomberg, TIME, The New York Times and New York Daily News. He earned his Bachelor of Arts degree in English from the University of Alberta – Edmonton in 1987 and a Masters in Business Administration degree in Finance from Columbia University Business School in 2001. Mr. Draper is not an officer or director of any other reporting company.

Anthony Ives, age 49, has been Chief Operating Officer, Chief Financial Officer and a Director since December 2011.  Mr. Ives has more than 20 years of investment experience in the capital markets, including Merrill Lynch, the City of Sacramento’s Treasurer's Office, the California State Public Employees' Retirement System (CalPERS), the nation’s largest public pension fund firm, and mutual fund Jurika & Voyles. From September 2009 to August 2011, Mr. Ives served as the Chief Financial Officer of Banneker Ventures in Washington, D.C. Mr. Ives is the founder of the nonprofit Grupo de Apoyo al Desarrollo (GAD) in Honduras and has served as its executive director since 2005. GAD assists indigenous populations to start businesses, implement nature conservation and protection programs, including reforestation projects, and has created a national scholarship program that has supported over 200 young scholars through high school and university. Mr. Ives serves as President of the Board of Directors for GAD and on the Board of Directors of the Mesoamerican Conservation Trust Fund (MCTF), and is nominated as an Ashoka Fellow of Mexico for his work in sustainable development in Latin America.

Mr. Ives’ professional accomplishments include co-management of the CalPERS internal equity fund, a neutral fund, and the state deferred compensation fund. In 1997, Mr. Ives joined the Jurika & Voyles mutual fund where he served as Vice-President and Director of Trading.

Mr. Ives also served as a business consultant to the U.S. Peace Corps in Honduras from July 2003 to October 2005. Mr. Ives earned a Bachelor of Science degree in Business from California State University, Sacramento in 1992 and a Masters in Business Administration degree in Finance from California State University, Sacramento in 1997. Mr. Ives is fluent in Spanish. Mr. Ives is not an officer or director of any other reporting company.

David Choi, 45, has been Secretary, Treasurer and a Director since August 2011.  Mr. Choi has been a faculty member at Loyola Marymount University (LMU) since 2003. He has taught and written extensively in the areas of Entrepreneurship, Entrepreneurial Finance, Social Entrepreneurship and Technology Management. Mr. Choi is also Associate Director of the Fred Kiesner Center for Entrepreneurship at LMU. Before arriving at LMU, Mr. Choi worked for over 10 years in the private sector with companies such as The Boston Consulting Group and Titan Corporation. Mr. Choi was also a founding member and Fellow of the Leadership Initiative at Harvard Business School. Mr. Choi has founded and continues to be involved with several entrepreneurial companies in software, biotechnology, and hedge fund management. Mr. Choi received his Bachelors and Masters in Industrial Engineering at the University of California, Berkeley and his Doctorate in Management at the University of California, Los Angeles. Mr. Choi also serves as the Chief Business Officer and a director of Nanogea Corporation, a nano-biotechnology company based in Culver City, California focused on developing single molecular detection platforms for use in molecular diagnostic and pharmaceutical research.
Brian Hepp, 57, has been a Director since October 2012.  Mr. Hepp has more than 30 years of experience in global petroleum engineering operations.  From June 2002 to present, Mr. Hepp served as President of Rocky Mountain Limited, an independent oil and gas consulting firm.  From January 2006 to June 2011, Mr. Hepp served as the Director of Group Operations at Northern Petroleum PLC, a United-Kingdom based oil and gas company.  Prior to that, Mr. Hepp served as the Vice President of Operations for Bitech Petroleum Corp. from February 1998 to January 2002.  From April 1986 to August 1993, Mr. Hepp served in various executive capacities at Talisman Energy/BP Canada in Calgary, Canada.  Mr. Hepp began his career as a Process Engineer at Fluor Canada, an engineering, procurement and construction company based in Calgary, Canada. Mr. Hepp is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, a Chartered Engineer in the United Kingdom, a Fellow of the Institute of Chemical Engineering, a European Engineer registered with the European Federation of National Engineering Associations and a member of the Society of Petroleum Engineers.  He earned his Bachelor of Arts degree in Chemical Engineering from the University of Saskatchewan in 1982 and a Master of Arts degree in Administration from Gonzaga University in 1990. Mr. Hepp is not an officer or director of any other reporting company.

Key Personnel

Juan Carlos Robles is our geologist in Colombia and manages all of DCX's operations.  Mr. Robles has over 20 years of exploration and production experience in Colombia working for oil companies such as Shell and Amoco.  Mr. Robles is an expert in operations, drilling and production with extensive experience evaluating and operating blocks in the Llanos Basin.  He has run seismic programs and managed projects from well design to field acquisition and wildcat drilling operations and has been directly integral to several large discoveries including: Tambaquí- 1(March 2000) and Jaguar- 1 (January 2003). Mr. Robles has managed exploration and production projects in the Eastern Cordillera, Middle Magdalena, and Catatumbo and Llanos Basins developing over 50MMBO of reserves in six different blocks.   Mr. Robles is fluent in Spanish.

Joshua H. Rosenfeld, Ph. D. is our senior geological consultant.  Dr. Rosenfeld has over 45 years of geological experience, including 20 years living in Latin America, and has led petroleum and mineral resource exploration projects in Mexico, Belize, Guatemala, Colombia, Argentina, and Canada.  In his 20 years with Amoco Production Company (now BP), Dr. Rosenfeld was responsible for evaluating and recommending appropriate action on petroleum exploration opportunities including managing seismic and drilling operations. Dr. Rosenfeld has published several papers on the economic geology of petroleum and mineral resources.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.   All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist), serve at the discretion of the board. Currently, our directors receive no compensation.

There is no family relationship between any of our officers or directors. For the past ten years, there have been no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 10, 2012, the number and percentage of outstanding shares of our common stock owned by: (a) each of our directors and executive officers; (b) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and (c) all current directors and executive officers, as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class (1)

Common Stock	Grant Draper 625 Second Street, #280 San Francisco, CA 94107	3,000,000 Shares Chief Executive Officer, President and Director	4.26%

Common Stock	Anthony Ives 625 Second Street, #280 San Francisco, CA 94107	3,000,000 Shares Chief Operating Officer, Chief Financial Officer and Director	4.26%

Common Stock	David Choi 2203 Hollister Terrace Glendale, CA 91206	403,458 Shares Treasurer, Secretary and Director	0.57%

Common Stock	Brian Hepp 625 Second Street, #280 San Francisco, CA 94107	0 Shares Director	0.00%

Common Stock	Christopher Radomski 3334 East Coast Highway, Suite 321 Corona Del Mar, CA 92625	6,547,705 Shares (2) Shareholder	9.29%

Common Stock	Jayson Woodbridge 2355 Pickett Road Calistoga, CA 94515	6,272,000 Shares (3) Shareholder	8.90%

Common Stock	Peter Geddes 15828 Ventura Boulevard, Suite 213 Encino, California 91436	5,542,471 Shares (4) Shareholder	7.87%

Common Stock	All Executive Officers and Directors as a group	6,403,458 Shares	9.09%

(1)	Based on 70,459,331 shares of the company’s common stock issued and outstanding as of October 10, 2012.
(2)
Calculated using the Schedule 13D filed with the SEC on September 30, 2011 by Christopher Radomski and the 32 for 1 forward stock split which occurred on October 17, 2011 and includes 83,333 shares of common stock and 20,833 shares of common stock issuable upon exercise of warrants issued to Christopher Radomski pursuant to a Subscription Agreement dated July 11, 2012.

(3)	Calculated using the Schedule 13D filed with the SEC on September 30, 2011 by Jayson Woodbridge and the 32 for 1 forward stock split which occurred on October 17, 2011.
(4)
Calculated using the Schedule 13D/A filed with the SEC on May 17, 2012 by Peter Geddes and the 32 for 1 forward stock split which occurred on October 17, 2011 and includes 166,666 shares of common stock and 41,667 shares of common stock issuable upon exercise of warrants issued to Peter Geddes pursuant to a Subscription Agreement dated July 10, 2012.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.   Our management is not aware of any arrangements which may result in a change in control.

Committees. Our Board of Directors does not currently have a compensation committee or nominating and corporate governance committee because, due to the Board of Director’s composition and our relatively limited operations, the Board of Directors believes it is able to effectively manage the issues normally considered by such committees. Our Board of Directors may undertake a review of the need for these committees in the future.

Audit Committee and Financial Expert. Presently, the Board of Directors acts as the audit committee. The Board of Directors does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Section 16(A) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Act of 1934 requires our directors, executive officers, and any persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulation requires executive officers, directors and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended December 31, 2011, our executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements.

Code of Ethics. We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics, which we will post on a corporate website.

EXECUTIVE COMPENSATION

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers for the years ended December 31, 2011 and 2010.  Our board of directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

Summary Compensation Table
Name and Principal Position	Year Ended	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $

Grant Draper, President, CEO	2011	0	0	0	0	0	0	0	0

Anthony Ives, COO, CFO	2011	0	0	0	0	0	0	0	0

David Choi, Secretary, Treasurer	2011	0	0	0	0	0	0	0	0

Michael Davis, Former Officer (1)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

Daniel Mirman, Former Officer (2)	2011	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

Julie Mirman, Former Officer (3)	2010	0	0	0	0	0	0	0	0

(1)	On December 2, 2011, Michael Davis resigned as our President and a director.
(2)	On May 12, 2011, Daniel Mirman resigned as our Secretary, Treasurer and a director.
(3)	On March 30, 2010, Julie Mirman resigned as our President and a director.

Employment Agreements. We currently do not have any employment agreements with our executive officers.

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation in June 2004.

Outstanding Equity Awards at Fiscal Year-end. As of the year ended December 31, 2011, the following named executive officer had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested

Grant Draper, President, CEO	0	0	0	0	n/a	0	0	0	0

Anthony Ives, COO, CFO	0	0	0	0	n/a	0	0	0	0

David Choi, Secretary, Treasurer	0	0	0	0	n/a	0	0	0	0

Long-Term Incentive Plans.  As of December 31, 2011, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation on the event of termination of employment or corporate change in control.

Director Compensation. None of the directors received compensation for their service as directors during the fiscal year ended December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions.

Grant Draper, our officer and director, and Anthony Ives, our officer and director, are also officer and directors of Deep Core. The former sole shareholder of Deep Core is also a minority shareholder of the Registrant. Therefore, the transactions consummated in the Share Exchange are related party transactions.  As of December 31, 2011, Deep Core received advances from its stockholder for working capital purposes.  These advances were non-interest bearing, due on demand and are to be repaid as cash becomes available.  The amount due to the stockholder at December 30, 2011 was $800,000. Pursuant to the Share Exchange, those advances were converted in the shares of common stock of Heavy Earth.

Prior to the closing of the Share Exchange in March and April 2012, we were advanced a total of $80,000 from Deep Core. The advances are non-interest bearing and are due on demand. The funds used by us for working capital purposes.

During 2011 and 2010, we periodically received advances from a stockholder when necessary to be used for working capital purposes. These advances are non-interest bearing, due on demand and are to be repaid as cash becomes available. The amounts due to the stockholder at December 31, 2011 and 2010 were $58,704 and $14,742, respectively.

On May 12, 2011, we entered into a Debt Cancellation Agreement with Harlem Films, Inc., a former affiliate of the Company (“Harlem Films”) and Daniel Mirman, our former officer and director (“Mirman”), pursuant to which Harlem Films and Mirman released us from all obligations to pay monies due to Harlem Films and Mirman in exchange for all rights to Skater Girl and all memberships interests of Chronicles of a Skater Girl, LLC.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K

Director Independence. None of our directors are deemed independent using the definition of independence under the rules of the SEC.

CHANGES IN AND DISAGREEMENTS WITH CERTIFYING ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-K, except for the following:

On March 30, 2010, we dismissed Seale and Beers, CPAs (“Seale”) as our principal accountant effective on such date. Seale was our independent registered public accounting firm from August 6, 2009, the date of appointment, until March 30, 2010, the date of dismissal. We engaged Q Accountancy Corporation (“QAC”) as its new principal accountant effective as of March 30, 2010. The decision to change accountants was recommended and approved by our Board of Directors.

None of the reports of Seale with respect to the quarterly periods ended June 30, 2009 and September 30, 2009, the only periods for which Seale provided such a report, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern.

During the period from August 6, 2009, the date of appointment of Seale, through March 30, 2010, the date of dismissal of Seale, there were no disagreements with Seale on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Seale, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

We engaged QAC as our new independent accountant as of March 30, 2010.  During fiscal years 2009 and 2008, and the subsequent interim period through March 30, 2010, we nor anyone on our behalf engaged QAC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

EXPERTS

Our financial statements for Deep Core’s period from inception (March 29, 2011) to December 31, 2011, and DCX’s years ended December 31, 2011 and 2010 appearing in this prospectus, which is part of a Registration Statement, have been audited by Q Accountancy Corporation and are included in reliance upon such report given upon the authority of Q Accountancy Corporation as experts in accounting and auditing.

The proved reserves, future production and discounted future net income information prepared by Petrotech Engineering Ltd. appearing in this prospectus which is part of a Registration Statement has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC pursuant to the Securities Act.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

FINANCIAL STATEMENTS
FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2012

HEAVY EARTH RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	JUNE 30,	DECEMBER 31,
	2012	2011
ASSETS

CURRENT ASSET
Cash and cash equivalents	$180,596	$6,608
Restricted cash	593,539	1,177,827
Short term investments	435,915	194,151
Other receivables	2,338,057	1,659,974
Prepaid expenses	2,997	-
Inventory	45,491	42,043
Total current assets	3,596,595	3,080,603

Oil and gas properties (full cost method):
Evaluated	17,176,827	9,478,095
Property, Plant and Equipment	238,921	108,835
Less: accumulated depreciation and amortization	(21,615)	(18,390)
Net oil and gas properties, plant and equipment	17,394,133	9,568,540

TOTAL ASSETS	$20,990,728	$12,649,143

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,016,818	$5,522,526
Advances payable	59,204	-
Related party payables	-	2,997,117
Total current liabilities	8,076,022	8,519,643

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 300,000,000 shares authorized, 70,125,999 and 69,376,000 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	70,126	69,376
Additional paid-in capital	16,801,069	9,305,998
Accumulated other comprehensive loss	(233,428)	(2,203,792)
Accumulated deficit	(3,723,061)	(3,042,082)
Total stockholders' deficit	12,914,706	4,129,500

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$20,990,728	$12,649,143

The accompanying notes are an integral part of these financial statements.

HEAVY EARTH RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	FOR THE THREE MONTHS ENDED JUNE 30, 2012	FOR THE THREE MONTHS ENDED JUNE 30, 2011	FOR THE SIX MONTHS ENDED JUNE 30, 2012	FOR THE SIX MONTHS ENDED JUNE 30, 2011

REVENUE
Oil and gas revenues	$-	$-	$-	$-
TOTAL REVENUE	-	-	-	-

OPERATING EXPENSES (INCOME)
Exploration and lease operating costs	40,178	15,784	56,235	44,918
Depreciation and amortization	1,658	15,596	3,325	16,619
General and administrative expenses	176,691	469,544	249,308	572,179
Legal and professional	304,957	25,522	307,494	41,214
TOTAL OPERATING EXPENSES	523,484	526,446	616,362	674,930

LOSS FROM OPERATIONS	(523,484)	(526,446)	(616,362)	(674,930)

OTHER INCOME (EXPENSE)
Interest expense, net	-	-	(64,617)	-
TOTAL OTHER INCOME (EXPENSE)	-	-	(64,617)	-

LOSS BEFORE INCOME TAXES	(523,484)	(526,446)	(680,979)	(674,930)

PROVISION FOR INCOME TAX	-	-	-	-

NET LOSS	$(523,484)	$(526,446)	$(680,979)	$(674,930)

INCOME (LOSS) PER SHARE - BASIC	$(0.01)		$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	69,555,487		69,465,744

The accompanying notes are an integral part of these financial statements.

HEAVY EARTH RESOURCES, INC.
CONDENSED  CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	FOR THE	FOR THE
	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2012	JUNE 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(680,979)	$(674,930)

Adjustments to reconcile net loss
to net cash provided by (used in) operating activities:
Depreciation expense	3,325	16,619

Change in assets and liabilities
( Increase) decrease in restricted cash	584,288	(2,026,053)
(Increase) decrease in inventory	(3,448)	(69,957)
(Increase) decrease in short term investments	(241,764)	(105,021)
(Increase) decrease in other receivable	(678,083)	(353,420)
(Increase) decrease in prepaids	(2,997)	-
Increase (Decrease) in accounts payable and accrued expenses	2,553,496	4,624,892
Net cash provided by operating activities	1,533,838	1,412,130

CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(7,235,722)	(3,979,405)
Purchase of property plant and equipment	(130,086)	-
Net cash used in investing activities	(7,365,808)	(3,979,405)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash assumed in reverse merger	20,594	-
Proceeds (payments) from related party payable	-	1,824,551
Proceeds from the issuance of common stock	650,000	-
Proceeds from convertible notes	3,365,000	-
Net cash provided by financing activities	4,035,594	1,824,551

FOREIGN CURRENCY EXCHANGE	1,970,364	791,343

NET INCREASE IN CASH AND CASH EQUIVALENTS	173,988	48,619

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	6,608	160,260

CASH AND CASH EQUIVALENTS - END OF PERIOD	$180,596	$208,879

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

NON CASH TRANSACTIONS:
Acquisition of oil and gas properties	$463,010	$-
Conversion of notes payable	$3,429,617	$-
Recapitalization	$2,997,117	$-

The accompanying notes are an integral part of these financial statements.

HEAVY EARTH RESOURCES, INC.
(An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

On May 3, 2012, Heavy Earth Resources, Inc. entered into and closed a Share Exchange Agreement with Deep Core, Inc., a Cayman Islands exempt company (“Deep Core”).  Pursuant to the Exchange Agreement, the Company issued 250,000 shares of our $0.001 par value common stock in exchange for all outstanding shares of company stock of Deep Core from the Deep Core Holder and 8,574,042 shares of our Common Stock to the holders of outstanding convertible promissory notes of Deep Core in exchange for the conversion of the outstanding principal and accrued interest due on all of the Notes.  As a result of the share exchange and the other transactions contemplated thereunder, Deep Core became a wholly owned subsidiary of the Company.

Deep Core was incorporated in the Cayman Islands on March 29, 2011.  On January 31, 2012, Deep Core closed a Share Purchase Agreement with Petro Vista Energy Colombia Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE) to purchase 99.68% of issued and outstanding common stock of PVE Colombia’s subsidiary, DCX SAS (formerly, Petropuli SAS) (DCX) for $1,750,000, the assumption of certain other liabilities and other terms and conditions.  DCX owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.

DCX SAS (formerly, Petropuli SAS/Petropuli Ltda) (the Company) is an oil and gas company focused on exploration and production of oil and natural gas in Central and South America, primarily in the country of Colombia.  The Company owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.  The Company was established on May 4, 1999 in Bogotá D.C., Colombia where it maintains its current headquarters.  The term of duration of the company expires May 4, 2049 according to Colombian law.

For accounting purposes, the Merger was treated as a reverse acquisition and a recapitalization of Heavy Earth Resources, Inc. and Deep Core, Inc.  The assets and liabilities of DCX SAS are recorded at their historical cost with the capital structure of Heavy Earth Resources, Inc.   Heavy Earth Resources, Inc. is deemed a continuation of the business of DCX SAS and the historical financial statements of DCX SAS will become the historical financial statements of Heavy Earth Resources, Inc.

On May 15, 2012, Deep Core Inc., a wholly-owned subsidiary of Heavy Earth Resources, Inc. closed the Share Purchase Agreement by and among PVE and PVE Colombia pursuant to which the Deep Core acquired all of the outstanding shares of capital of PVE Colombia, in exchange for: (i) a nominal cash payment of $1.00, (ii) Deep Core’s release of PVE from all its ongoing obligations pursuant to the Share Purchase Agreement closed on January 31, 2012, (iii) Deep Core’s release and payment to PVE of $75,000 and (iv) the assumption of the balance of acquisition costs associated with the 25% participating interest in the La Maye Contract.  PVE Colombia owns a 25% participating interest in the La Maye Block, consisting of approximately 68,302 gross acres located in Colombia’s Lower Magdalena Basin.

Basis of Presentation and Functional Currency

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in United States dollars (USD).  The Company’s functional currency is Colombian pesos (COP) which have been converted to USD based on the exchange rates of COP $1,925 and  COP $1,942 and to USD $1.00 at June 30, 2012 and December 31, 2011, respectively, for purposes of the Company’s balance sheets and the average rates of COP $1,852 and COP $1,846 to USD $1.00 for the periods ended June 30, 2012 and  December 31, 2011, respectively, for purposes of the Company’s statements of operations in accordance with Accounting Standards Codification 830, Foreign Currency Matters (ASC 830).

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Exploration Stage

The Company has not produced significant revenues from its principal business and is in the exploration stage as defined by ASC 915, Development Stage Entities.  The Company is engaged in the acquisition, exploration, development and producing of oil and gas properties.  The Company owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia and a 25% participating interest in the La Maye Block located in the Lower Magdalena Basin, Colombia.

The Company’s success will depend in large part on its ability to obtain and develop oil and gas interests within Colombia and other South or Central American countries. There can be no assurance that oil and gas properties obtained by the Company will contain reserves or that properties with reserves will be profitable to extract. The Company will be subject to local and national laws and regulations which could impact its ability to execute its business plan.

As discussed in Note 2, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets.  The carrying value of cash, short term investments, other receivables, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Inventory

Inventory consists of approximately 1,500 barrels of oil extracted during the Company’s exploratory testing and are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

Capitalized costs within the cost centers are amortized on the unit-of-production basis using proved oil and gas reserves. The cost of investments in unevaluated properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus ii) the cost of properties not being amortized; plus iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

Wells and Equipment

Wells and equipment are stated at cost.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation of property and equipment is computed using the units of production and straight line methods over the estimated useful lives of the assets.  Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease term.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived and intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic indicators.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligation

The Company accounts for its future asset retirement obligations by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in proved oil and gas properties within the Company’s balance sheets. The Company depletes the amount added to proved oil and gas property costs using the units-of-production method and the straight-line basis over the life of the assets.

Revenue Recognition

Working interest, royalty and net profit interests are recognized as revenue when oil and gas are sold.  The Company records the sale of its interests in prospects generally as a reduction to the cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to a cost center.  A significant alternation would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  All terms of the sale are to be finalized and price readily determinable.

Comprehensive Income (Loss)

The Company reports and displays its components of comprehensive income or loss in its financial statements with the same prominence as other financial statement amounts.  At June 30, 2012 and December 31, 2011, the Company’s accumulated other comprehensive loss attributable to the foreign currency translation was $233,428 and $2,203,792, respectively.  For the period ended June 30, 2012 and December 31, 2011, the Company’s comprehensive loss was $3,956,489 and $5,245,874, respectively.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Reclassifications

Certain amounts in the 2012 financial statements have been reclassified for comparative purposes to conform to the current year presentation.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

2.   GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net loss of ($3,723,061) through June 30, 2012, an accumulated comprehensive loss of ($3,956,489), and has a working capital deficiency of ($4,479,427) at June 30, 2012. The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt and equity financing will be required by the Company to fund its development activities to monetize economically recoverable oil and gas reserves and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing to further its ongoing exploration activities so that profitable operations can be attained.

Management is currently devoting substantially all of its efforts to exploit its existing oil and gas properties and recover as much of the resources available.  The Company also continues to search for additional productive properties.  There can be no assurance that the Company's efforts will be successful, or that those efforts will translate in a beneficial manner to the Company. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3.   CONCENTRATION OF CREDIT RISK

The Company collects its receivables on its working interests in oil and gas properties from the other participating interests to cover their portion of the exploration and development costs.  As such, the Company generally has relatively few customers.  These receivables are unsecured and the Company performs ongoing credit evaluations of the participant’s financial condition whenever necessary.  At June 30, 2012 and December 31, 2011, the Company had four (4) customers that accounted for 100% of its outstanding other receivables.  Bad debt expense is recognized on an account-by-account review after all means of collection have been exhausted and recovery is not probable.  There has been no bad debt expense for the periods ended June 30, 2012 and December 31, 2011.

4.   RESTRICTED CASH

Cash and claims to cash that are restricted as to withdrawal or use are segregated and shown separately on the Company’s balance sheets.  Restricted cash represents amounts held on account with a fiduciary to guarantee payment to one (1) of the Company’s main suppliers for exploration and development activities.  At June 30, 2012 and December 31, the Company had $593,539 and $1,117,827 in restricted cash, respectively.

5.   SHORT TERM INVESTMENTS

Short term investments include certificates of deposit to be held in excess of the three (3) months that are used as stand-by letters of credit for the Colombian national hydrocarbon agency (Agencia Nacional de Hidrocarburos, or ANH) for future exploration and development costs.  At June 30, 2012 and December 31, 2011, the Company had $435,915 and $194,151, respectively.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

6.   OIL AND GAS PROPERTIES

On May 31, 2005, the DCX SAS (formerly, Petropuli SAS) (DCX) entered into an Exploration and Production Contract with the ANH for exploration and development of the Morichito Block in the Eastern Llanos Basin, Colombia (the E+P Contract).  Pursuant to the E+P Contract, the Company maintains an approximately 50% working interest in the Morichito Block in exchange for a 4% net production royalty and a 1% overriding total production royalty plus other terms and conditions.  The Company’s Morichito Block located in East Plains, Llanos is comprised of 57,252 gross acres (23,169 gross hectares).

On January 31, 2012, Deep Core closed a Share Purchase Agreement with Petro Vista Energy Colombia Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE) to purchase 99.68% of issued and outstanding common stock of PVE Colombia’s subsidiary, DCX SAS (formerly, Petropuli SAS) (DCX) for $1,750,000, the assumption of certain liabilities, and other terms and conditions.  DCX owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.

On May 15, 2012, Deep Core Inc., a wholly-owned subsidiary of Heavy Earth Resources, Inc. closed a Share Purchase Agreement by and among PVE and PVE Colombia pursuant to which the Deep Core acquired all of the outstanding shares of capital of PVE Colombia, in exchange for: (i) a nominal cash payment of $1.00, (ii) Deep Core’s release of PVE from all its ongoing obligations pursuant to the Share Purchase Agreement closed on January 31, 2012, (iii) Deep Core’s release and payment to PVE of $75,000 and (iv) the assumption of the balance of acquisition costs associated with the 25% participating interest in the La Maye Contract.  PVE Colombia owns a 25% participating interest in the La Maye Block, consisting of 68,302 gross acres located in Colombia’s Lower Magdalena Basin.

The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair value, and the results of the PetroVista Energy Columbia included in our financial statements from the date of acquisition.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values is as follows:

Oil and gas properties	$121,308
Prepaid expenses	1,047
Total assets acquired	122,355
Liabilities assumed	(47,355)

Total purchase price	$75,000

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

6.   OIL AND GAS PROPERTIES (CONTINUED)

The following table presents information regarding the Company’s net costs incurred for evaluated properties and in exploration and development activities:

	June 30, 2012	December 31, 2011
Property acquisition costs:
Evaluated	$6,524,425	$4,727,070
Exploration costs	3,076,651	2,903,614
Development costs	7,575,751	1,847,411

Total	$17,176,827	$9,478,095

As of June 30, 2012 and December 31, 2011, the Company’s evaluated properties consist of acquisition and exploration and development in costs in one (1) geographical area:  Colombia.

The following table sets forth a summary of oil and gas property costs not being amortized as of June 30, 2012, by the year in which such costs were incurred:

Costs Incurred During Periods Ended:
	Balance June 30, 2012	June 30, 2012	December 31, 2011	December 31, 2010	Prior

Acquisition costs	$6,524,425	$1,797,355	$1,466,536	$1,140,842	$2,119,692
Exploration costs	3,076,651	173,037	452,785	352,229	2,098,600
Development costs	7,575,751	5,728,340	838,848	652,553	356,010
Total	$17,176,827	$7,698,732	$2,758,169	$2,145,624	$4,574,302

The Company believes that the majority of its evaluated, undeveloped costs will become subject to depletion within the next five years, by completing its exploration and development activities and commencing production, by impairing the acreage that may expire before the Company can explore or develop it further, or by making decisions that further exploration or development of the acreage will not occur.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

7.   COMMITMENTS AND CONTINGENCIES

The Company has a non-cancelable operating lease for the rental of the Company’s office space in Bogota, Colombia.  Pursuant to the lease agreement, the Company’s monthly rent is approximately $7,250.  The lease expires August 2012 and the Company’s remaining amount due under the lease is $14,500.  Rent expense for the years ended June 30, 2012 and 2011 was $43,500, respectively.

During the year ended December 31, 2011, DCX SAS was imposed a fine by the Colombian Ministry of Environment, Housing and Territorial Development for failure to withhold at the source.  The Company is appealing the fine.  The estimated amount of this contingency, including related penalties and interest is approximately $535,000 and has been included in the Company’s accrued liabilities as of June 30, 2012.

8.           CONVERTIBLE NOTES

Prior to the closing of the Share Exchange, Deep Core issued the convertible notes in exchange for an aggregate of $3,365,000 in proceeds.  Pursuant to the notes, Deep Core was obligated to repay the outstanding principal balance and accrued interest of the convertible notes by June 23, 2012 at an interest rate of 10% per annum, provided, however, that, upon closing of the Share Exchange while the convertible notes principal balance and unpaid accrued interest of the would automatically convert into shares of our common stock at a conversion price of $0.40 per share.

Upon closing of the Share Exchange on May 3 2012, the outstanding principal balance and unpaid accrued interest of the convertible notes were all converted at a conversion price of $0.40 per share.

9.   COMMON STOCK

On April 20, 2012, Heavy Earth Resources, Inc. issued 500,000 shares of common stock at a purchase price of $0.40 per share in exchange for $200,000.

On May 3, 2012, Heavy Earth Resources, Inc. entered into and closed a Share Exchange Agreement with Deep Core, Inc.  Pursuant to the Exchange Agreement, the Company issued 250,000 shares of our common stock in exchange for all outstanding shares of company stock of Deep Core and issued 8,574,042 shares of our common stock to the holders of outstanding convertible promissory notes of Deep Core in exchange for the conversion of the outstanding principal and accrued interest due on all of the Notes at a conversion price of $0.40 per share.

On May 3, 2012, the Company cancelled 9,324,042 shares of common stock from a director in accordance with the Share Exchange Agreement.

HEAVY EARTH RESOURCES, INC.
 (An Exploration Stage Company)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

9.   COMMON STOCK (CONTINUED)

On June 12, 2012, Heavy Earth Resources, Inc. issued 416,666 shares  at a purchase price of $0.60 per Share and a common stock purchase warrant to purchase an aggregate of 104,167 shares of common stock in exchange for the for  $250,000.  The warrants have an exercise price of $1.25.

On June 20, 2012, Heavy Earth Resources, Inc. issued 333,333 shares  at a purchase price of $0.60 per common share and a common stock purchase warrant to purchase an aggregate of 83,333 shares of common stock in exchange for the for  $200,000.  The warrants have an exercise price of $1.25.

Shares Reserved for Future Issuance

The Company has reserved shares for future issuance upon of its warrants as follows:

Warrants	187,500
Reserved shares at June 30, 2012	187,500

10.     SUBSEQUENT EVENTS

On July 6, 2012, Heavy Earth Resources, Inc. issued 83,333 shares  at a purchase price of $0.60 per common share and a common stock purchase warrant to purchase an aggregate of 20,833 shares of common stock in exchange for the for $50,000.  The warrants have an exercise price of $1.25.

On July 10, 2012, Heavy Earth Resources, Inc. issued 166,666 shares  at a purchase price of $0.60 per common share and a common stock purchase warrant to purchase an aggregate of 41,667 shares of common stock in exchange for the for $100,000.  The warrants have an exercise price of $1.25.

On July 11, 2012, Heavy Earth Resources, Inc. issued 83,333 shares  at a purchase price of $0.60 per common share and a common stock purchase warrant to purchase an aggregate of 20,833 shares of common stock in exchange for the for $50,000.  The warrants have an exercise price of $1.25.

DEEP CORE, INC.
(An Exploration Stage Company)

REPORT AND FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MARCH 29, 2011)
THROUGH DECEMBER 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Deep Core Inc.
San Francisco, California

We have audited the accompanying balance sheet of Deep Core Inc. (an exploration stage company) as of December 31, 2011, and the related statements of operations, stockholder’s deficit and cash flows for the period from inception (March 29, 2011) through December 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deep Core Inc. (an exploration stage company) as of December 31, 2011 and the results of its operations and its cash flows for the period from inception (March 29, 2011) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2, the Company has incurred an operating loss and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Q Accountancy Corporation

Irvine, California
April 27, 2012

DEEP CORE INC.
(An Exploration Stage Company)
BALANCE SHEET
DECEMBER 31, 2011

ASSETS

Current assets
Cash	$-
Total current assets	-

Investment in DCX SAS	805,204
Total assets	$805,204

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$-
Advance from stockholder	800,000
Total current liabilities	800,000

Stockholders’ deficit
Common stock, $.025 par value; 100,000,000 shares authorized, 100 shares issued and outstanding	3
Additional paid-in capital	60,801
Deficit accumulated during the exploration stage	(55,600)
Total stockholders’ deficit	5,204
Total liabilities and stockholders’ deficit	$805,204

See accompanying notes to financial statements.

DEEP CORE INC.
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (MARCH 29, 2011)
THROUGH DECEMBER 31, 2011

Net revenue	$-

Operating expenses
Consulting	27,000
Legal and professional	25,000
Occupancy	3,600

Total operating expenses	55,600

Net operating loss	(55,600)

Interest expense	-

Loss before income taxes	(55,600)

Provision for income taxes	-

Net loss	$(55,600)

Net loss per common share	$(556.00)

Weighted average of common shares	(100)

See accompanying notes to financial statements.

DEEP CORE INC.
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION (MARCH 29, 2011)
THROUGH DECEMBER 31, 2011

	Common Stock		Additional	Deficit Accumulated During	Total Stockholders’
	Number of Shares	Amount	Paid-In Capital	Exploration Stage	Equity (Deficit)

Balance, March 29, 2011	-	$-	$-	$-	$-

Issuance of common stock	100	3	57,201	-	57,204

Additional paid-in capital in exchange for facilities provided by related party	-	-	3,600	-	3,600

Net loss	-	-	-	(55,600)	(55,600)

Balance, December 31, 2011	100	$3	$60,801	$(55,600)	$5,204

See accompanying notes to financial statements.

DEEP CORE INC.
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (MARCH 29, 2011)
THROUGH DECEMBER 31, 2011

Cash flows from operating activities
Net loss	$(55,600)
Adjustments to reconcile net loss to net cash used in operating activities
Additional paid-in capital in exchange for facilities provided by related party	3,600
Changes in operating assets and liabilities
Increase in accounts payable and accrued expenses	-

Net cash used in operating activities	(52,000)

Cash flows from investing activities
Investment in DCX SAS	(805,204)

Net cash used by investing activities	(805,204)

Cash flows from financing activities
Proceeds from issuance of stockholder loan	800,000
Proceeds from issuance of common stock	57,204

Net cash provided by financing activities	857,203

Net increase in cash	-

Cash, beginning of period	-

Cash, end of period	$-

Supplemental disclosure of cash flow information
Income taxes paid	$-

Interest paid	$-

See accompanying notes to financial statements.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Deep Core, Inc. (the Company) is an exploration stage company under the provisions of Statement of Accounting Standards Codification (ASC) No. 915, Development Stage Entities, and was incorporated under the laws of the Cayman Islands on March 29, 2011.  The Company is an oil and gas company focusing on oil properties in Central and South America.  Since inception, the Company has produced no revenues and will continue to report as an exploration stage company until significant revenues are produced.

On December 6, 2011, and as amended on December 16, 2011 and January 20, 2012, the Company entered into a Share Purchase Agreement (the agreement, or SPA) with Petro Vista Energy Colombia  Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE) to purchase 99.68% of issued and outstanding common stock of PVE Colombia’s subsidiary, DCX SAS (formerly, Petropuli SAS) (DCX) for $1,750,000 and certain other terms and conditions.  DCX owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.

In addition, under the terms of the SPA, PVE granted the Company an option to acquire PVE’s 25% oil and gas interest in the La Maye Block located in the Lower Magdalena Basin, Colombia for $1,000,000, plus a contingent future payment of up to $1,000,000 from 50% of the net production from the 2nd La Maye well.  The Company may exercise its option within 90 days of the closing date, or April 30, 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Oil and Gas Properties

The Company expects to follow the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful   exploration   and   development   activities   are   capitalized. Depreciation, depletion, and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves.

The cost of investments in unproved properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred.  The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling.  The cost center ceiling is equal to i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions;  plus ii) the cost of properties not being amortized; plus iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less iv) income tax effects related to differences between the book and tax basis of the properties.  If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

Property and Equipment

Property and equipment, if any, are stated at cost.  Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are changed to expense as incurred.

Revenue Recognition

Working interest, royalty and net profit interests are to be recognized as revenue when oil and gas is sold and collectibility is probable.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Provision for Income Taxes

The Company will account for income taxes under ASC No. 740, Accounting for Income Taxes.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Comprehensive Income

The Company applies ASC No. 220, Comprehensive Income.  ASC 220 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.  From inception (March 29, 2011) through December 31, 2011, the Company had no other components of comprehensive loss other than net loss as reported on the statement of operations.

Value of Stock Issued for Services

The Company periodically issues shares of its common stock in exchange for, or in settlement of, services.  The Company’s management values the shares issued in such transactions at either the then market price of the Company’s common stock, as determined by the Board of Directors and after taking into consideration factors such as volume of shares issued or trading restrictions, or the value of the services rendered, whichever is more readily determinable.

Basic and Diluted Income (Loss) Per Share

In accordance with ASC No. 260, Earnings Per Share, basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding.  Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2011, the Company did not have any equity or debt instruments outstanding that could be converted into common stock.

Recent Accounting Pronouncements

There are no recently issued accounting standards with pending adoptions that the Company’s management currently anticipates will have any material impact upon its financial statements.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

2.           GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net operating loss of ($55,600) from inception (March 29, 2011) through December 31, 2011. The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt and equity financing will be required by the Company to fund its development activities and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing to further its ongoing exploration activities so that profitable operations can be attained.

3.           INVESTMENT IN DCX SAS

On December 6, 2011, and as amended on December 16, 2011 and January 20, 2012, the Company entered into a Share Purchase Agreement (the agreement, or SPA) with Petro Vista Energy Colombia  Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE) to purchase 99.68% of issued and outstanding common stock of PVE Colombia’s subsidiary, DCX SAS (formerly, Petropuli SAS (DCX) for $1,750,000 and certain other terms and conditions.  DCX owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.  Pursuant to the agreement, the Company paid the purchase price as follows; 1) $800,000 paid in December 2011, 2) $894,000 paid to various parties for transaction related costs, and 3) $56,000 paid and held in Escrow as security for any remaining undisclosed liabilities to be released within six (6) months of Closing.  The transaction closed on January 31, 2012.

4.           ACCRUED EXPENSES

Accrued Wages and Compensated Absences

The Company currently does not have any employees.  The majority of development costs and services have been provided to the Company by the founders.  As such, there is no accrual for wages or compensated absences as of December 31, 2011.

5.           ADVANCE FROM STOCKHOLDER

The Company received an advance from its stockholder in the amount of $800,000.  This advance is due upon demand and was used to secure the Company’s investment in DCX.

6.           COMMON STOCK

On March 29, 2011, the Company issued 100 shares of its common stock to its founder.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

7.           RELATED PARTY TRANSACTIONS

From the Company’s inception (March 29, 2011) through December 31, 2011, the Company utilized office space of an officer and stockholder at no charge.  The Company treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $400 per month to operations.  For the period from inception (March 29, 2011) through December 31, 2011 rent expense was $3,600.

8.           PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method.  Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of December 31, 2011, the Company had federal net operating loss carryforwards of approximately ($56,000), which can be used to offset future federal income tax.  The federal and state net operating loss carryforwards expire at various dates through 2032.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

A summary of the Company’s deferred tax assets as of December 31, 2011 are as follows:

	2011

Federal net operating loss (@ 25%)		$14,000
Less: valuation allowance		(14,000)

Net deferred tax asset	$	---

The valuation allowance increased $14,000 for the period from inception (March 29, 2011) through December 31, 2011.

DEEP CORE INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011

9.           SUBSEQUENT EVENTS

On January 13, 2012, the Company received proceeds of $1,000,000 from the issuance of a convertible note payable to an unrelated third-party investor.  Per the terms of the note, the principal is due, together with interest at the rate of the lower of 10% per annum or the maximum allowable rate under applicable laws on the earlier of; June 23, 2012, the closing of an acquisition by a publicly traded corporation on the OTC Bulletin Board and OTCQB (Pubco) which triggers mandatory conversion, or upon demand by the holder when there is an Event of Default as defined therein.  At the closing of an acquisition, the outstanding principal balance and any accrued interest are automatically converted at the rate of $0.40 per share of the Pubco’s common stock.

In connection with the SPA, the Company and the convertible note holder (the Purchaser) entered into a Registration Rights Agreement (RRA).  Under the RRA, the Company is required to file a registration statement within 150 days following the closing of a Pubco acquisition to register the resale of the shares underlying the Purchaser’s convertible debentures.

On February 8, 2012, the Company received proceeds of $970,000 from the issuance of a convertible note payable to an unrelated third-party investor.  The note contains identical terms and conditions as the January 13, 2012 convertible note payable defined above.

During March 2012, the Company received proceeds of $1,395,000 from the issuance of a convertible notes payable to an unrelated third-party investors.  These convertible notes payable contain identical terms and conditions as the January 13, 2012 convertible note payable defined above.

In February and March 2012, the Company paid a total of $1,130,000 to Acciones De Colombia S.A. for Seismic 3-D analysis of DCX’s Morichito Block, the Company’s 99.68% owned subsidiary.

During March and April 2012, the Company advanced a total of $80,000 to a related entity.  The advances are non-interest bearing and are due on demand.  The funds used for working capital purposes of the related entity.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)

REPORT AND FINANCIAL STATEMENTS

FOR THE YEARS ENDED
DECEMBER 31, 2011 and DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
DCX SAS
San Francisco, California

We have audited the accompanying balance sheets of DCX SAS (formerly, Petropuli SAS/Petropuli Ltda) as of December 31, 2011 and 2010, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DCX SAS (formerly, Petropuli SAS/Petropuli Ltda)  as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments may result from the outcome of this uncertainty.

Q Accountancy Corporation

Irvine, California
April 27, 2012

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
 (An Exploration Stage Company)
BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

ASSETS

	2011	2010
Current assets:
Cash and cash equivalents	$6,608	$160,260
Restricted cash	1,177,827	118,530
Short term investments	194,151	99,891
Other receivables	1,659,974	84,604
Inventory	42,043	11,891
Total current assets	3,080,603	475,176

Oil and gas properties
Evaluated	9,478,635	6,720,466
Property, plant and equipment
Well machinery and equipment	54,750	128,410
Furniture, fixtures and other	54,085	126,880
Less: accumulated, depreciation and amortization	(18,390)	(146,456)
Net oil and gas properties, plant and equipment	9,568,540	6,829,300

Total assets	$12,649,143	$7,304,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,782,180	$675,137
Accrued liabilities	2,740,346	1,403,709
Related party payables	2,997,117	121,151
Total current liabilities	8,519,643	2,200,397

Stockholders’ Equity:
Common stock, $0.488 par value (COL$1,000 nominal value), 3,500,000 shares authorized, 3,121,108 and 3,079,000 shares issued and outstanding, respectively	1,526,789	1,503,979
Additional paid in capital	7,848,585	5,626,647
Deficit accumulated during exploration stage	(3,042,082)	(1,890,696)
Accumulated other comprehensive loss	(2,203,792)	(135,851)
Total stockholders’ equity	4,129,500	5,104,079

Total liabilities and stockholders’ equity	$12,649,143	$7,304,476

See accompanying notes to financial statements.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Oil and gas revenues	$-	$-

Operating costs and expenses:
Exploration and lease operating costs	653,302	137,599
Depreciation and amortization	27,448	58,718
Salaries, wages and related expense	143,374	123,346
Legal and professional	43,125	38,037
Other general and administrative	24,456	14,091

Total operating costs and expenses	891,705	371,791

Loss from operations	(891,705)	(371,791)

Other income (expense):
Interest expense, net	(89,073)	(6,531)
Foreign currency gain (loss)	(174,970)	7,108
Non-operating income	32,052	23,368
Other	(24,456)	(4,091)

Total other income (expense)	(256,312)	19,854

Net loss before income taxes	(1,148,017)	(351,937)

Provision for income taxes	3,369	-

Net loss	$(1,151,386)	$(351,937)

See accompanying notes to financial statements.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During Exploration Stage	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance, January 1, 2010	3,005,000	$1,467,185	$1,760,464	$(1,538,759)	$-	$1,688,890

Contribution of capital	74,000	36,794	3,866,183	-	-	3,902,977

Foreign currency translation	-	-	-	-	(135,851)	(135,851)

Net loss	-	-	-	(351,937)	-	(351,937)

Balance, December 31, 2010	3,079,000	1,503,979	5,626,647	(1,890,696)	(135,851)	5,104,079

Contribution of capital	42,108	22,810	2,221,938	-	-	2,244,748

Foreign currency translation	-	-	-	-	(2,067,941)	(2,067,941)

Net loss				(1,151,386)	-	(1,151,386)

Balance, December 31, 2011	3,121,108	$1,526,789	$7,848,585	$(3,042,082)	$(2,203,792)	$4,129,500

See accompanying notes to financial statements.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Cash flows from operating activities:
Net loss	$(1,151,386)	$(351,937)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	27,448	58,718
Gain (loss) on equipment	(8,519)	87,738
Gain on short term investments	-	1,133
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(1,059,297)	(118,530)
(Increase) decrease in other receivables	(1,575,370)	(47,883)
(Increase) decrease in inventory	(30,152)	(11,891)
Increase (decrease) in accounts payable	4,982,609	425,811
Increase (decrease) in accrued liabilities	1,336,637	(2,368,466)

Net cash used in operating activities	2,521,970	(3,176,929)

Cash flows from investing activities:
Purchase of short term investments	(94,260)	-
Purchase of oil and gas properties	(2,758,169)	(2,145,624)

Net cash used in investing activities	(2,852,429)	(2,145,624)

Cash flows from financing activities:
Issuance of common stock	2,244,748	3,902,977

Net cash provided by financing activities	2,244,748	3,902,977

Foreign currency exchange	(2,067,941)	(135,851)

Net increase (decrease) in cash	(153,652)	(1,555,427)

Cash and cash equivalents, beginning of period	160,260	1,715,687

Cash and cash equivalents, end of period	$6,608	$160,260

Supplemental Cash Flow Information
Cash paid for:
Interest	$76,795	$95
Income taxes	$3,369	$-

See accompanying notes to financial statements.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

DCX SAS (formerly, Petropuli SAS/Petropuli Ltda) (the Company) is an oil and gas company focused on exploration and production of oil and natural gas in Central and South America, primarily in the country of Colombia.  The Company owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.  The Company was established on May 4, 1999 in Bogotá D.C., Colombia where it maintains its current headquarters.  The term of duration of the company expires May 4, 2049 accordingly to Colombian law.

On May 24, 2011 in the Company changed its name and related corporate structure from Petropuli Ltda (a Colombian limited liability company) to Petropuli SAS (a Colombian simplified joint stock company).

On January 31, 2012, the stockholders of 99.68% of the Company’s outstanding common stock, namely, Petro Vista Energy Colombia Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE), sold their shares pursuant to a Share Purchase Agreement (the agreement, or SPA) to Deep Core Inc., a company located in San Francisco, California, United States.

On February 7, 2012, the Company changed its name to DCX, a Colombian simplified joint stock company (DCX SAS).

Basis of Presentation and Functional Currency

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in United States dollars (USD).  The Company’s functional currency is Colombian pesos (COP) which have been converted to USD based on the exchange rates of COP $1,942.70 and COP $1,920.08 to USD $1.00 at December 31, 2011 and 2010, respectively, for purposes of the Company’s balance sheets and the average rates of COP $1,846.05 and COP $2,011.21 to USD $1.00 for the years ended December 31, 2011 and 2010, respectively, for purposes of the Company’s statements of operations in accordance with Accounting Standards Codification 830, Foreign Currency Matters (ASC 830).

Exploration Stage

The Company has not produced significant revenues from its principal business and is in the exploration stage company as defined by ASC 915, Development Stage Entities.  The Company is engaged in the acquisition, exploration, development and producing of oil and gas properties.  The Company owns a 50% participating oil and gas interest in the Morichito Block located in the Llanos Basin, Colombia.

The Company’s success will depend in large part on its ability to obtain and develop oil and gas interests within Colombia and other South or Central American countries. There can be no assurance that oil and gas properties obtained by the Company will contain reserves or that properties with reserves will be profitable to extract. The Company will be subject to local and national laws and regulations which could impact its ability to execute its business plan.

As discussed in Note 2, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets.  The carrying value of cash, short term investments, other receivables, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Inventory

Inventory consists of approximately 1,500 barrels of oil extracted during the Company’s exploratory testing and are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Oil and Gas Properties (Continued)

Capitalized costs within the cost centers are amortized on the unit-of-production basis using proved oil and gas reserves. The cost of investments in unevaluated properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus ii) the cost of properties not being amortized; plus iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

Wells and Equipment

Wells and equipment are stated at cost.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation of property and equipment is computed using the units of production and straight line methods over the estimated useful lives of the assets.  Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease term.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived and intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic indicators.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligation

The Company accounts for its future asset retirement obligations by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in proved oil and gas properties within the Company’s balance sheets. The Company depletes the amount added to proved oil and gas property costs using the units-of-production method and the straight-line basis over the life of the assets.

The Company’s asset retirement obligation consists of costs related to the plugging of wells, removal of facilities and equipment and site restoration on its oil and gas properties and gathering assets. The asset retirement liability is allocated to operating expense using a systematic and rational method.  The estimated asset retirement liability was approximately $230,000 as of December 31, 2011 and 2010.

Revenue Recognition

Working interest, royalty and net profit interests are recognized as revenue when oil and gas are sold.  The Company records the sale of its interests in prospects generally as a reduction to the cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to a cost center.  A significant alternation would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  All terms of the sale are to be finalized and price readily determinable.

Comprehensive Income (Loss)

The Company reports and displays its components of comprehensive income or loss in its financial statements with the same prominence as other financial statement amounts.  At December 31, 2011 and 2010, the Company’s accumulated other comprehensive loss attributable to the foreign currency translation was $2,203,792 and $135,851, respectively.  For the years ended December 31, 2011 and 2010, the Company’s comprehensive loss was $3,219,327 and $487,788, respectively.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Reclassifications

Certain amounts in the 2010 financial statements have been reclassified for comparative purposes to conform to the current year presentation.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.   GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net loss of ($3,042,082) through December 31, 2011, an accumulated comprehensive loss of ($5,245,874), and has a working capital deficiency of ($5,439,040) at December 31, 2011. The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt and equity financing will be required by the Company to fund its development activities to monetize economically recoverable oil and gas reserves and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing to further its ongoing exploration activities so that profitable operations can be attained.

Management is currently devoting substantially all of its efforts to exploit its existing oil and gas properties and recover as much of the resources available.  The Company also continues to search for additional productive properties.  There can be no assurance that the Company's efforts will be successful, or that those efforts will translate in a beneficial manner to the Company. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3.   CONCENTRATION OF CREDIT RISK

The Company collects its receivables on its working interests in oil and gas properties from the other participating interests to cover their portion of the exploration and development costs.  As such, the Company generally has relatively few customers.  These receivables are unsecured and the Company performs ongoing credit evaluations of the participant’s financial condition whenever necessary.  At December 31, 2011, the Company had four (4) customers that accounted for 100% of its outstanding other receivables.  Bad debt expense is recognized on an account-by-account review after all means of collection have been exhausted and recovery is not probable.  There has been no bad debt expense for the years ended December 31, 2011 and 2010.

4.   RESTRICTED CASH

Cash and claims to cash that are restricted as to withdrawal or use are segregated and shown separately on the Company’s balance sheets.  Restricted cash represents amounts held on account with a fiduciary to guarantee payment to one (1) of the Company’s main suppliers for exploration and development activities.  At December 31, 2011 and 2010, the Company had $1,117,827 and $118,530 in restricted cash, respectively.

5.   SHORT TERM INVESTMENTS

Short term investments include amounts on deposit to be held in excess of the three (3) months that are used as stand-by letters of credit for the Colombian national hydrocarbon agency (Agencia Nacional de Hidrocarburos, or ANH) for future exploration and development costs.  At December 31, 2011 and 2010, the Company had $194,151 and $99,891 in short term investments, respectively.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

6.   OIL AND GAS PROPERTIES

On May 31, 2005, the Company entered into an Exploration and Production Contract with the ANH for exploration and development of the Morichito Block in the Eastern Llanos Basin, Colombia (the E+P Contract).  Pursuant to the E+P Contract, the Company maintains an approximately 50% working interest in the Morichito Block in exchange for a 4% net production royalty and a 1% overriding total production royalty plus other terms and conditions.  The Company’s Morichito Block is comprised of approximately 23,000 hectares, or 57,000 gross acres.  The exploration period is divided into six (6) exploration phases of which five (5) have been completed.

The following table presents information regarding the Company’s net costs incurred for evaluated properties and in exploration and development activities as of December 31:

	2011	2010
Property acquisition costs:
Evaluated	$4,727,070	$3,260,534
Exploration costs	2,903,614	2,450,829
Development costs	1,847,592	1,009,103

Total	$9,478,635	$6,720,466

As of December 31, 2011 and 2010, the Company’s evaluated properties consist of acquisition and exploration and development in costs in one (1) geographical area:  Colombia.

The following table sets forth a summary of oil and gas property costs not being amortized as of December 31, 2011, by the year in which such costs were incurred:

Costs Incurred During Years Ended December 31:
	Balance 12/31/11	2011	2010	Prior

Acquisition costs	$4,727,070	$1,466,536	$1,140,842	$2,119,692
Exploration costs	2,903,614	452,785	352,229	2,098,600
Development costs	1,847,592	838,489	652,553	356,550
Total	$9,478,635	$2,758,169	$2,145,624	$4,574,842

The Company believes that the majority of its evaluated, undeveloped costs will become subject to depletion within the next five years, by completing its exploration and development activities and commencing production, by impairing the acreage that may expire before the Company can explore or develop it further, or by making decisions that further exploration or development of the acreage will not occur.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

7.   COMMITMENTS AND CONTINGENCIES

The Company has a non-cancelable operating lease for the rental of the Company’s office space in Bogota, Colombia.  Pursuant to the lease agreement, the Company’s monthly rent is approximately $7,250.  The lease expires August 2012 and the Company’s remaining amount due under the lease is $58,000.  Rent expense for the years ended December 31, 2011 and 2010 was $87,000, respectively.

During the year ended December 31, 2011 the Company was imposed a fine by the Colombian Ministry of Environment, Housing and Territorial Development for failure to withhold at the source.  The Company is appealing the fine.  The estimated amount of this contingency, including related penalties and interest is approximately $535,000 and has been included in the Company’s accrued liabilities as of December 31, 2011.

8.   COMMON STOCK

During 2010, the Company issued 74,000 shares of common stock for $3,902,977.

On May 24, 2011, the Company changed its name and related corporate structure from Petropuli Ltda (a Colombian limited liability company) to Petropuli SAS (a Colombian simplified joint stock company).

During 2011, the Company issued 42,108 shares of common stock for $2,244,748.

On January 31, 2012, the stockholders of 99.68% of the Company’s outstanding common stock, namely, Petro Vista Energy Colombia Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE), sold their shares pursuant to a Share Purchase Agreement (the agreement, or SPA) to Deep Core Inc., a company located in San Francisco, California, United States.

On February 7, 2012, the Company changed its name to DCX, a Colombian simplified joint stock company (DCX SAS).

9.   RELATED PARTY PAYABLES

During the years ended December 31, 2011 and 2010, the Company received advances from PVE for operating costs and expenses.  These advances are non-interest bearing and are to be repaid as cash becomes available.

10.     SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

Reserve Quantities

The Company has estimated the following reserve quantity and future net cash flow information for its proved and evaluated reserves located in the Eastern Llanos Basin in Colombia as of December 31, 2011.  The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

10.   SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited) (Continued)

Reserve Category and Quantities	Oil (Bbls)	Present Worth at 10%
Proved Developed Non-Producing Reserves
Balance, January 1, 2011	244,000	$4,090,000
Extensions and discoveries	-	-
Purchases	-	-
Production	-	-
Balance, December 31, 2011	244,000	4,090,000

Proved Undeveloped Reserves
Balance, December 31, 2011	244,000	3,062,000
Total Proved (Evaluated)	488,000	$7,152,000

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is provided using the 12-month unweighted arithmetic average. The oil price used as of December 31, 2011 was $106.02 per Bbl of oil. Future production costs are based on year-end costs and include severance and ad valorem taxes of approximately 2.9%. Each property that is leased by the Company is also charged with field-level overhead in the reserve calculation. The present value of future cash inflows is based on a 10% discount.

The Company used discounted future net cash flows, which is calculated without deducting estimated future income tax expenses, and the present value thereof as one measure of the value of the Company's current proved reserves and to compare relative values among peer companies without regard to income taxes.  While future net revenue and present value are based on prices, costs and discount factors which are consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company.  As of December 31, 2011, the present value of discounted future net cash flows and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.

Management cautions that the standard measure of discounted future net cash flows should not be viewed as an indication of the fair market value of oil production properties, nor of the future cash flows expected to be generated there from.  The information presented does not give recognition to future changes in estimated reserves, selling prices or costs.

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

10.   SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited) (Continued)

Standardized Measure of Discounted Future Net Cash Flows	December 31, 2011

Future cash flows	$23,795,000
Future production costs	(7,451,000)
Future development costs	(3,250,000)
Future income taxes	-
Future net cash flows before discount	13,094,000
Present value discount @ 10%	(5,942,000)
Standardized measure of discounted future net cash flows	$7,152,000

Changes in the Standardized Measure of Discounted Future Net Cash Flows	December 31, 2011

Standardized measure of discounted future net cash flows at January 1, 2011	$23,795,00
Purchases of reserves in place	-
Changes in estimated future production and development costs	(10,701,000)
Sales of oil and gas produced, net of production costs	-
Net change in income taxes	-
Standardized measure of discounted future net cash flows	$7,152,000

DCX SAS
(Formerly, Petropuli SAS/Petropuli Ltda)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

11.	SUBSEQUENT EVENTS

On January 31, 2012, the stockholders of 99.68% of the Company’s outstanding common stock, namely, Petro Vista Energy Colombia Corp. (a Barbados corporation) (PVE Colombia), a wholly-owned subsidiary of Petro Vista Energy Corp. (a British Columbia, Canada corporation) (PVE), sold their shares pursuant to a Share Purchase Agreement (the agreement, or SPA) to Deep Core Inc., a company located in San Francisco, California, United States. In connection with the SPA, the related party payables to the PVE were released.

On February 7, 2012, the Company changed its name to DCX, a Colombian simplified joint stock company (DCX SAS).

[OUTSIDE BACK COVER]

PROSPECTUS

14,661,540 SHARES OF COMMON STOCK

HEAVY EARTH RESOURCES, INC.
625 Second Street, #280
San Francisco, California 94107
Tel: (415) 813-5079

    , 2012

Until                           , 2012, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$1,299.89
Transfer Agent Fees	Approximately	$1,000
Costs of Printing and Engraving	Approximately	$1,000
Legal Fees	Approximately	$25,000
Accounting Fees	Approximately	$10,000

Item 14. Indemnification of Directors and Officers.

Article Sixth of our Amended and Restated Articles of Incorporation and Article X of our Bylaws provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

●	for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We maintain directors' and officers' liability insurance, and although we may enter into indemnification agreements with directors and executive officers, we do not have such agreements in place as of the date of this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On May 3, 2012, we closed a share exchange agreement (the “Exchange Agreement”) with Deep Core Inc. (“Deep Core”) pursuant to which we issued (i) two hundred fifty thousand (250,000) shares of our $0.001 par value common stock to Deep Core’s sole shareholder in exchange for all outstanding shares of company stock of Deep Core and (ii) eight million five hundred seventy four thousand forty two (8,574,042) shares of our common stock to nine holders of outstanding convertible promissory notes of Deep Core (the “Notes”), in exchange for the conversion of the outstanding principal and accrued interest due on all of the Notes at a conversion price of $0.40 per share.

On May 3, 2012 and in connection with the Exchange Agreement, we issued 500,000 shares of our common stock to a foreign investor in exchange for $200,000 in proceeds.  The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

On June 12, 2012, we issued (i) 416,666 shares of our common stock at a purchase price of $0.60 per share (the “Shares”) and (ii) a common stock purchase warrant granting the right to purchase 104,167 shares of our common stock at an exercise price of $1.25 per share, to a foreign investor in exchange for $250,000 in proceeds.  The shares and warrant were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

On June 20, 2012, we issued (i) 333,333 shares of our common stock at a purchase price of $0.60 per share and (ii) a common stock purchase warrant granting the right to purchase 83,333 shares of our common stock at an exercise price of $1.25 per share to an accredited investor in exchange for $200,000 in proceeds. The shares and warrant were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On July 11, 2012, we issued to the investors (i) an aggregate of 333,332 shares of our common stock at a purchase price of $0.60 per share and (ii) common stock purchase warrants granting the right to purchase an aggregate of 83,333 shares of our common stock at an exercise price of $1.25 per share to three accredited investors in exchange for $200,000 in proceeds. The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On August 29, 2012, we entered into a securities purchase agreement with two investors pursuant to which we issued to two accredited investors (i) an aggregate principal value of $1,000,000 of 6% senior convertible debentures and (ii) common stock purchase warrants granting the right to purchase an aggregate of 1,666,667 shares of our common stock at an exercise price of $0.85 per share in exchange for $1,000,000 in proceeds.  The shares and warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

Item 16. Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.	Description of Exhibit
2.1	Share Exchange Agreement by and among Heavy Earth Resources, Inc. and Deep Core Inc. dated May 3, 2012.(1)
3.1	Articles of Incorporation (2)
3.2	Amended and Restated Articles of Incorporation (2)
3.3	Articles of Amendment to the Articles of Incorporation (3)
3.4	Bylaws (2)
4.1	Form of Registration Rights Agreement by and among Deep Core Inc. and the Holders. (1)
4.2	Form of Registration Rights Agreement by and among Deep Core Inc. and the non-U.S. investor. (1)
4.3	Form of Registration Rights Agreement by and among the Registrant and the non-U.S. investor (4)
4.4	Form of Registration Rights Agreement by and among the Registrant and two accredited investors (5)
5.0	Executed Opinion Re: Legality
10.1	Form of Convertible Promissory Note by and among Deep Core Inc. and the Holders. (1)
10.2	Form of Subscription Agreement by and among the Registrant and the non-U.S. investor. (1)
10.3	Stock Cancellation Agreement by and among the Registrant and David Choi dated May 3, 2012. (1)
10.4	Form of Subscription Agreement by and among the Registrant and the non-U.S. investor (4)
10.5	Form of Common Stock Purchase Warrant by and among the Registrant and the non-U.S. investor (4)
10.6	Form of Securities Purchase Agreement by and among the Registrant and two accredited investors (5)
10.7	Form of 6% Senior Convertible Debenture by and among the Registrant and two accredited investors (5)
10.8	Form of Subsidiary Guarantee (5)
11	Statement Re: Computation of Per Share Earnings (6)
21	List of Subsidiaries
23.1	Consent of Petrotech Engineering Ltd.
23.2	Consent of Counsel (7)
23.3	Consent of Q Accountancy Corp.
99.1	Evaluation of the Interests of DCX S.A.S. in the Morichito Block in the Llanos Basin, Colombia (1)

(1)	Included as an exhibit to our Current Report on Form 8-K filed on May 4, 2012.
(2) (3) (4) (5) (6)
Included as an exhibit to our Registration Statement on Form S-1 filed on May 12, 2008.
Included as an exhibit to our Current Report on Form 8-K filed on October 18, 2011.
Included as an exhibit to our Current Report on Form 8-K filed on June 12, 2012.
Included as an exhibit to our Current Report on Form 8-K filed on September 4, 2012.
Included in Financial Statements.

(7)	Included in Exhibit 5.0.

Item 17.  Undertakings

A.	The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material or changed information with respect to the plan of distribution.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act of 1933;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant;

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.

     (1)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     (2)    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

C.   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on October 12, 2012.

                    Heavy Earth Resources, Inc.,
                    a Florida corporation

October 12, 2012	By:	/s/ Grant Draper
Grant Draper
	Its:	President, Chief Executive Officer and a Director (Principal Executive Officer)

October 12, 2012	By:	/s/ Anthony Ives
Anthony Ives
	Its:	Chief Financial Officer, Chief Operating Officer, and a Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Grant Draper	October 12, 2012
Grant Draper
Its:	President, Chief Executive Officer, and a Director (Principal Executive Officer)

By:	/s/ Anthony Ives	October 12, 2012
Anthony Ives
Its:	Chief Operating Officer, Chief Financial Officer, and a Director (Principal Financial and Accounting Officer)

By:	/s/ David Choi	October 12, 2012
David Choi
Its:	Treasurer, Secretary and a Director

By:	/s/ Brian Hepp	October 12, 2012
Brian Hepp
Its:	Director